UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DISCOVER FINANCIAL SERVICES

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2500 Lake Cook Road

Riverwoods, Illinois 60015

March 16, 2016

Dear Fellow Shareholder:

I cordially invite you to attend Discover Financial Services’ 2016 Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on May 12, 2016, at our corporate headquarters located at 2500 Lake Cook Road, Riverwoods, Illinois 60015.

All shareholders of record of our outstanding shares of common stock at the close of business on March 14, 2016 will be entitled to vote at the Annual Meeting.

Your vote is important! Whether or not you plan to attend the Annual Meeting, please read the enclosed proxy statement and vote as soon as possible via the Internet, by telephone or, if you receive a paper Proxy Card or voting instruction form in the mail, by mailing the completed Proxy Card or voting instruction form. Using the Internet or telephone voting systems or mailing your completed Proxy Card will not prevent you from voting in person at the meeting if you are a shareholder of record and wish to do so.

Important information about the matters to be acted upon at the meeting is included in the notice of meeting and proxy statement. Our 2015 Annual Report contains information about our Company and its financial performance.

I am very much looking forward to our 2016 Annual Meeting of Shareholders.

Very truly yours,

David W. Nelms
Chairman and Chief Executive Officer

This proxy statement is dated March 16, 2016 and is first being sent or made available to shareholders on or about March 23, 2016.

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

Time and Date	9:00 a.m., local time, on May 12, 2016

Place	Discover Financial Services 2500 Lake Cook Road Riverwoods, IL 60015

Webcast

A live audio webcast of our Annual Meeting will be available on our website, www.discover.com/company, starting at 9:00 a.m., local time, on May 12, 2016. Information included on our website, other than our Proxy Statement and form of proxy, is not a part of our proxy solicitation materials.

Items of Business

(1) To elect 12 members of the Board of Directors named in the Proxy Statement as nominees, each for a term of one year.

(2) To conduct an advisory, non-binding vote to approve named executive officer compensation.

(3) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

(4) To transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date	You are entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting if you were a shareholder of record as of the close of business on March 14, 2016.

Materials to Review

This booklet contains our Notice of Annual Meeting and 2016 Proxy Statement. Our 2015 Annual Report contains information about our Company and its financial performance. Our Annual Report is not a part of our proxy solicitation materials.

Proxy Voting

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning your Proxy Card or by voting on the Internet or by telephone. See details under the “Questions and Answers About the Annual Meeting and Voting” - “How do I vote?” below.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to vote. Your prompt action will aid the Company in reducing the expense of proxy solicitation.

By Order of the Board of Directors,

Kathryn McNamara Corley
Executive Vice President, General Counsel and Secretary
March 16, 2016

DISCOVER FINANCIAL SERVICES

2500 Lake Cook Road

Riverwoods, Illinois 60015

(224) 405-0900

Proxy Statement

INTRODUCTION

The Board of Directors of Discover Financial Services is soliciting your proxy to vote at the Annual Meeting of Shareholders to be held on May 12, 2016, at 9:00 a.m., local time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at our corporate headquarters located at 2500 Lake Cook Road, Riverwoods, Illinois 60015. This Proxy Statement and the accompanying proxy card (“Proxy Card”), Notice of Meeting and Annual Report to Shareholders will be first sent or made available on or about March 23, 2016 to shareholders of record as of the close of business on March 14, 2016 (the “Record Date”). For those shareholders receiving a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials will be first mailed or made available on or about March 23, 2016 to shareholders of record as of the Record Date. The only voting securities of the Company are shares of our Common Stock, $0.01 par value per share (the “Common Stock”), of which there were 414,205,496 shares outstanding as of the Record Date (excluding treasury stock). We need a majority of the shares of Common Stock outstanding on the Record Date to be present, in person or by proxy, to hold the Annual Meeting.

In this Proxy Statement, we refer to Discover Financial Services as the “Company,” “Discover,” “we,” “our” or “us” and the Board of Directors as the “Board.” When we refer to our fiscal year, we mean the 12-month period ending December 31 of the stated year.

Our Annual Report to Shareholders, which contains our Annual Report on Form 10-K, including consolidated financial statements for the year ending December 31, 2015, accompanies this Proxy Statement. Our Annual Report is not a part of our proxy solicitation materials. You also may obtain a copy of our Annual Report on Form 10-K that was filed with the Securities and Exchange Commission (“SEC”), without charge, by writing to or telephoning our Investor Relations department at the above address or telephone number. Our Annual Report on Form 10-K is also available on the SEC’s website and in the “Investor Relations” section of www.discover.com/company. We do not intend to incorporate the content of our website into this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these materials?

This Proxy Statement provides notice of the Annual Meeting, describes the three proposals presented for shareholder action and includes information required to be disclosed to shareholders. The Proxy Card provides shareholders with a way to vote on the described proposals without having to attend the Annual Meeting in person. Shareholders of the Company at the close of business on the Record Date are entitled to vote at the Annual Meeting.

Can I attend the Annual Meeting?

Yes. To gain admission to the Annual Meeting, you will need to show that you are a shareholder of the Company. All shareholders will be required to show valid, government-issued, picture identification or an employee badge issued by the Company. If your shares are registered in your name, your name will be compared to the list of registered shareholders to verify your share ownership. If your shares are held in the name of your broker or bank, you will need to bring evidence of your share ownership, such as your most recent brokerage account statement or a legal proxy from your broker. If you do not have valid picture identification and proof that you own Company shares, you will not be admitted to the Annual Meeting. In the interest of security, all packages and bags are subject to inspection. Please arrive before the start of the Annual Meeting to allow time for identity verification. You may also listen to a live audio webcast of the Annual Meeting at www.discover.com/company.

What proposals am I being asked to vote on?

1.	The election of the 12 directors named in this Proxy Statement as nominees. (See Proposal 1 on page 5 for more information.)

2.	An advisory, non-binding vote to approve named executive officer compensation. (See Proposal 2 on page 46 for more information.)

3.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016. (See Proposal 3 on page 48 for more information.)

How does the Board of Directors recommend that I vote?

1.	FOR the election of each of the 12 directors named in this Proxy Statement as nominees.

2.	FOR the approval, on an advisory, non-binding basis, of named executive officer compensation, as described herein.

3.	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

What does it mean if I receive more than one set of materials?

This means you hold shares of the Company in more than one way. For example, you may own some shares directly as a “registered holder” and other shares through a broker or you may own shares through more than one broker. In these situations you may receive multiple sets of proxy materials. In order to vote all of the shares you own, you must follow the voting procedures on each Notice of Internet Availability of Proxy Materials that you receive or sign and return each of the Proxy Cards that you receive. Each Proxy Card you receive comes with its own prepaid return envelope. If you vote by mail, make sure you return each Proxy Card in the return envelope which accompanied that Proxy Card.

Does my vote matter?

YES! We are required to obtain shareholder approval for the election of directors and other important matters. Each share of Common Stock is entitled to one vote on each matter voted upon at the meeting. In order for the Company to obtain the necessary shareholder approval of proposals, a “quorum” of shareholders (i.e., a majority of the issued and outstanding shares entitled to vote, excluding treasury stock) must be represented at the Annual Meeting in person or by proxy. If a quorum is not obtained, the Company must postpone the Annual Meeting and solicit additional proxies; this is an expensive and time-consuming process that is not in the best interests of the Company or its shareholders. Since few shareholders typically attend shareholder meetings in person, voting by proxy is important to obtain a quorum and complete the shareholder vote.

How do I vote?

You may vote using any of the following methods:

By Internet or telephone. The Internet and telephone voting procedures we have established for shareholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that these instructions have been properly recorded. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

Proxy Card. Be sure to complete, sign and date the card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed Proxy Card without indicating your voting preferences, the persons named in the Proxy Card will vote FOR the election of directors, FOR the advisory, non-binding vote to approve named executive officer compensation and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

By voting by Internet or telephone, or by returning your signed and dated Proxy Card in time to be received for the Annual Meeting, you authorize Kathryn McNamara Corley and Jennifer Schott (the “Proxies”) to act as your proxies to vote your shares of Common Stock as instructed in the proxy card.

In person at the Annual Meeting. All shareholders may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the Company’s inspectors of elections (“Inspector of Elections”) with your ballot when you vote at the meeting.

How many votes are required to approve a proposal?

Each director will be elected by a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” a given director exceeds the number of votes cast “against” that director. Under Delaware law, if a director is not elected at the Annual Meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Company’s By-Laws, each current director has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by shareholders and if the Board accepts such resignation. If a director is not elected, the Nominating and Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision and, if it rejects the resignation, the rationale behind such decision, within 90 days after the election results for the Annual Meeting are certified.

The advisory, nonbinding vote to approve named executive officer compensation and the vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 each requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote thereon.

You may “abstain” from voting on any of the proposals in this Proxy Statement. Shares voting “abstain” on any nominee for director will be excluded entirely from the vote and will have no effect on the election of directors. Shares voting “abstain” on the advisory, non-binding vote to approve named executive officer compensation and on the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 will be counted as present at the Annual Meeting for purposes of each such applicable proposal, and your abstention will have the effect of a vote against the applicable vote or proposal.

What is the effect of not voting?

The effect of not voting depends on how ownership of your shares is registered and the proposal to be voted upon. If you own shares as a registered holder, rather than through a broker, your unvoted shares will not be represented at the Annual Meeting and will not count toward the quorum requirement. Except as described below, assuming a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares through a broker and do not vote, your broker may represent your shares at the Annual Meeting for purposes of obtaining a quorum. As described in the answer to the following question, in the absence of your voting instructions, your broker may or may not vote your shares.

If I don’t vote, will my broker vote for me?

If you own your shares through a broker and you don’t vote, your broker may vote your shares at its discretion on certain “routine matters.” The ratification of the appointment of Deloitte and Touche LLP as our independent registered public accounting firm for 2016 is a “routine matter” on which brokers will be permitted to vote any unvoted shares. For other proposals, however, your broker may not be able to vote your shares for you and the aggregate number of unvoted shares is reported as the “broker non-vote.” “Broker non-vote” shares are counted toward the quorum requirement but they do not affect the determination of whether a matter is approved.

The election of directors and the advisory, non-binding vote on named executive officer compensation are not “routine matters,” and brokers will not be permitted to vote any unvoted shares on those matters.

If I own my shares through a broker, how is my vote recorded?

Brokers typically hold shares of Common Stock for many shareholders. In this situation, the registered holder on the Company’s stock register is the broker or its nominee. This often is referred to as holding shares in “street name.” The “beneficial owners” do not appear in the Company’s shareholder register. Therefore, for shares held in street name, distributing the proxy materials and tabulating votes are both two-step processes. Brokers will inform the Company how many of their clients are beneficial owners and the Company will provide the broker with that number of proxy materials. Each broker will then forward the proxy materials to its clients who are beneficial owners to obtain their votes. When you receive proxy materials from your broker, they will provide instructions for sending your vote to your broker. Before the Annual Meeting, each broker will total the votes it has received and submit a Proxy Card reflecting the aggregate votes of the beneficial owners for whom it holds shares.

If I own my shares in the Discover Financial Services 401(k) Plan, how is my vote recorded?

The Bank of New York Mellon (“Mellon”), the trustee and custodian of the Discover 401(k) Plan, must receive your voting instructions for the Common Stock held on your behalf in this plan on or before May 9, 2016. If Mellon does not receive your voting instructions by that date, it will vote your shares, together with forfeited shares in the Discover 401(k) Plan, in the same proportion as the voting instructions that it receives from other Discover 401(k) Plan participants. On March 14, 2016, there were 1,967,514 shares in the Discover 401(k) Plan.

Are my votes confidential?

Yes. The vote of any shareholder will not be revealed to anyone other than a non-employee tabulator of votes or the independent Inspector of Elections, except (i) as necessary to meet legal requirements or to assist in the pursuit or defense of legal action; (ii) if the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes; (iii) in the event of a proxy contest or other solicitation in opposition to the voting recommendation of the Board; or (iv) if you request, or consent to, disclosure of your vote or if you write comments on your Proxy Card or ballot.

Can I revoke my proxy and change my vote?

Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted. If you are a registered holder, your proxy can be revoked in several ways: (i) by timely delivery of a written revocation to the Corporate Secretary; (ii) by submitting another valid proxy bearing a later date (including by voting on the Internet or telephone or mailing a new Proxy Card); or (iii) by attending the Annual Meeting and giving notice to the Inspector of Elections that you intend to vote your shares in person. If you are the beneficial owner of shares held by a broker, you must contact your broker in order to revoke your proxy.

Will any other business be transacted at the Annual Meeting? If so, how will my proxy be voted?

Management does not know of any business to be transacted at the Annual Meeting other than the matters described in this Proxy Statement. The period specified in the Company’s By-Laws for submitting additional proposals to be considered at the Annual Meeting has passed and there are no such proposals to be considered. However, should any other matters properly come before the Annual Meeting, or any adjournments and postponements thereof, shares to which voting authority has been granted to the Proxies will be voted by the Proxies in accordance with their judgment.

Who counts the votes?

Votes will be counted and certified by the Inspector of Elections, who are employees of Computershare Shareowner Services (“Computershare”). If you are a registered holder, your executed Proxy Card is returned directly to Computershare for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Computershare on behalf of all its clients.

How much does the proxy solicitation cost?

The largest expense in the proxy process is printing and mailing the proxy materials. We also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our Common Stock. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by mail, telephone, over the Internet or facsimile transmission. No additional compensation will be paid to such directors, officers, or employees for soliciting proxies. The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement and the accompanying Proxy Card, Notice of Annual Meeting and Annual Report to Shareholders. The Company has retained Georgeson Inc. to assist with the solicitation of proxies from certain shareholders for a fee of approximately $7,500 plus reimbursement for certain expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board believes strong corporate governance is critical to achieving the Company’s long-term goals and maintaining the trust and confidence of investors, employees, customers, regulatory agencies and other stakeholders. The Board oversees the Company’s business and directs its management. The non-employee directors of the Board are not involved in day-to-day operations. Instead, the Board meets periodically with management to review the Company’s annual business plan, multi-year strategic plan and performance against such plans, risks and business strategies. Directors also consult with management outside of formal meetings about the Company’s performance.

All of the director nominees set forth below are standing for election at the annual meeting of shareholders. Director nominees stand for election at each annual meeting of shareholders. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. The nominees below are current directors of Discover Financial Services, and each such nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-Laws. The experience, qualifications, attributes and skills of each of the Company’s director nominees are set forth below.

The Board believes that an effective board consists of a diverse group of individuals who bring a variety of complementary skills and experiences. The Nominating and Governance Committee and the Board consider the skills and experiences of the directors in the broader context of the Board’s overall composition, with a view toward constituting a board that has the best skill set and experience to oversee the Company’s business. As indicated below, our directors have a combined wealth of leadership experience derived from extensive service guiding large, complex organizations as executive leaders or board members, and in government and academia. They collectively have substantive knowledge and skills applicable to our business, including in the areas of regulation, public accounting and financial reporting, finance, risk management, business development, technology, marketing, operations, strategic planning, management development and succession, compensation, corporate governance, public policy, international matters, banking, and financial services. The Nominating and Governance Committee regularly reviews the composition of the Board and its assessment of the Board’s performance in light of our evolving business requirements to ensure that the Board has the appropriate mix of skills and experiences needed for the broad set of challenges that the Company confronts. Annually, the Lead Director conducts individual interviews with each director and reports the results of the same to the full Board in connection with a Board self-evaluation. The full Board evaluates such results as well as the Lead Director and Chair of the Nominating and Governance Committee.

Information Concerning Nominees for Election as Directors

Jeffrey S. Aronin, 48. Director since 2007. Mr. Aronin is chairman and chief executive officer of Paragon Pharmaceuticals, a global development and biopharmaceutical investment firm, and is chairman and chief executive officer of Marathon Pharmaceuticals, a prescription pharmaceutical company. From 2000 to 2009, Mr. Aronin was president and chief executive officer of Ovation Pharmaceuticals Inc., a biopharmaceutical company he founded in 2000. In 2009, Ovation Pharmaceuticals was acquired by Lundbeck, Inc. Mr. Aronin served as president and chief executive officer of Lundbeck, Inc. in 2009 during its acquisition and integration of Ovation Pharmaceuticals. He is the former chairman and chief executive officer at MedCare Technologies Inc., a publicly held healthcare company.

Mr. Aronin has experience as a chief executive officer leading a global pharmaceutical company. His skills include knowledge of strategy and business development, finance and marketing. He brings valuable leadership experience and knowledge in the operations and day-to-day management of a global corporation. Mr. Aronin also has experience in the structuring and execution of strategic corporate transactions, including mergers and acquisitions.

Mary K. Bush, 67. Director since 2007. Ms. Bush has served as chairman of Bush International, LLC, a financial and business strategy advisory firm, since 1991 and as senior managing director of Brock Capital Group, LLC, an advisory and investment banking firm, since 2010. Ms. Bush is a member of the board of directors of ManTech International Corporation, Marriott International and T. Rowe Price Group. In the past five years, she has also served as a director of the Pioneer Family of Mutual Funds.

Ms. Bush brings extensive financial market, banking, government and international experience to the Board. She advises U.S. companies and foreign governments on international financial markets, banking and economic matters. She has served as managing director of the Federal Housing Finance Board, where she established financial policies and oversaw management and safety and soundness for the 12 Federal Home Loan Banks. She also has acted as vice president and head of International Finance of Fannie Mae and the U.S. Alternate Executive Director of the International Monetary Fund Board. In 2007, she served on the U.S. Department of the Treasury’s Advisory Commission on the Auditing Profession. Ms. Bush brings a broad understanding of the operations and business and economic challenges of public companies and the financial services industry.

Gregory C. Case, 53. Director since 2007. Mr. Case has been president and chief executive officer of Aon plc since 2005 and is a member of Aon’s board of directors. Prior to joining Aon, Mr. Case was with McKinsey & Company, an international management consulting firm, for 17 years, most recently serving as head of the Financial Services Practice. Prior to joining McKinsey, he worked for the investment banking firm of Piper, Jaffray and Hopwood and the Federal Reserve Bank in Kansas City.

Mr. Case has approximately 20 years of experience in the insurance and financial services industries, including in the areas of risk management services, insurance and reinsurance brokerage, and through his management consulting and banking experience. He brings valuable leadership experience and knowledge in business operations and the day-to-day management of a large global financial corporation. His skills include strategy and business development, risk management and people management.

Candace H. Duncan, 62. Director since 2014. Ms. Duncan retired from KPMG LLP in November 2013 where she was managing partner of the Washington, D.C. metropolitan area since 2009. Ms. Duncan also was on the KPMG LLP board of directors from 2009 to 2013, and served as chair of the board’s nominating committee as well as the partnership and employer of choice committee. Prior thereto, she served in various roles at the firm, including managing partner for audit for the Midatlantic area and audit partner in charge for the Virginia business unit. Ms. Duncan was admitted to the KPMG LLP partnership in 1987 and had more than 35 years of experience as a professional with the firm. Ms. Duncan has served on the Board of FTD Companies, Inc. since 2014 and the Board of Teleflex Inc. since 2015.

Ms. Duncan has experience leading and managing a large accounting firm’s growth priorities across its audit, tax and advisory functions in key markets. In addition, she has a strong financial and accounting background, gained through her many years of experience at KPMG LLP, including her experience as a lead audit partner for major international and domestic companies. She has served clients on a wide range of accounting and operational issues, public securities issuances and strategic corporate transactions. Her thorough knowledge of public company accounting, financial statements and corporate finance is of significant value to the Company.

Joseph F. Eazor, 53. Director since 2016. Mr. Eazor is chief executive officer and president of EarthLink, Inc., a leading communications and IT services provider, and is a member of EarthLink’s board. From 2011 to 2013, he served as executive vice president and chief operating officer of global sales and customer operations at EMC and prior to that he served in a variety of leadership roles at Hewlett Packard and Electronic Data Systems. Mr. Eazor also serves on the board of Commvault, a data protection and information management company.

Mr. Eazor has a proven track record of leading successful global companies and extensive experience in technology and IT services. In addition to his corporate roles, Mr. Eazor was a senior partner with McKinsey & Co. from 2010 to 2011 and a partner and board member of A.T. Kearney, Inc. from 1990-1999. Mr. Eazor also served on the board of Mphasis, a publicly traded company in India, and on the Asia Advisory Board of the University of Chicago’s Booth School of Business.

Cynthia A. Glassman, Ph.D., 68. Director since 2009. Dr. Glassman was appointed by President Bush as Under Secretary for Economic Affairs at the U.S. Department of Commerce from 2006 to 2009 and as Commissioner of the U.S. Securities and Exchange Commission from 2002 to 2006. Dr. Glassman is a director of Navigant Consulting, Inc. where she chairs the nominating and governance committee and serves on the compensation committee. She also is a Senior Research Scholar at the Institute for Corporate Responsibility at the George Washington University School of Business.

Dr. Glassman brings extensive regulatory, governance, risk management, financial services and banking experience to the Board. She holds a Ph.D. in economics and has spent over 40 years in the public and private sectors focusing on financial services regulatory and public policy issues. She held various positions over 12 years at the Federal Reserve, including as Chief of the Financial Reports Section and an Economist in the

Capital Markets Section. She also has 15 years of experience in financial services consulting, including as a Principal of Ernst & Young LLP and Managing Director of Furash & Company. Through her experience, she brings a thorough and insightful perspective to a wide range of banking, financial, risk management, regulatory and corporate governance issues.

Richard H. Lenny, 64. Director since 2009. Mr. Lenny has served as non-executive chairman of Information Resources, Inc., a leading market research company since July 2013. He is also a senior advisor at Friedman Fleischer & Lowe LLC, a private equity firm, where he served as an operating partner from 2011 to August 2014. Mr. Lenny was chairman, president and chief executive officer of The Hershey Company, a manufacturer, distributor and marketer of chocolate and non-chocolate candy, snacks and candy-related grocery products, from March 2001 until his retirement in December 2007. From 1998 to 2001, Mr. Lenny was President of Nabisco Biscuit Company, which became a subsidiary of Kraft Foods, Inc. in 2000. Mr. Lenny is a director of McDonald’s Corporation, ConAgra Foods and ITW Inc.

Mr. Lenny has experience as a chief executive officer for a global retail company that is a major consumer brand. Mr. Lenny’s skills include knowledge of strategy and business development, finance, marketing and consumer insights. He has extensive marketing experience with strong consumer brands that is of critical importance to Discover. He also brings valuable leadership experience and knowledge in operations and the day-to-day management of a large global corporation.

Thomas G. Maheras, 53. Director since 2008. Mr. Maheras has been the founding partner of Tegean Capital Management, LLC since 2008. Mr. Maheras was chairman and co-chief executive officer of Citigroup Inc.’s Markets and Banking in 2007. From 2004 to 2007, Mr. Maheras was chief executive officer of global capital markets at Citigroup. Mr. Maheras was formerly chairman of the U.S. Treasury Borrowing Advisory Committee and a director of the Securities Industry and Financial Markets Association.

Mr. Maheras has extensive risk management, banking and capital markets experience, including 23 years at Citigroup where his responsibilities included leading the global capital markets business. He also brings valuable leadership experience and knowledge in operations and the day-to-day management of a global financial services organization. Mr. Maheras’ financial background and banking and financial services experience includes a knowledge of financial statements, corporate finance, accounting and capital markets.

Michael H. Moskow, 78. Director since 2007. Mr. Moskow retired as president and chief executive officer of the Federal Reserve Bank of Chicago in 2007, where he had served since 1994. Mr. Moskow serves on the board of directors of Education Corporation of America and Commonwealth Edison Company, a subsidiary of Exelon Corporation. In the past five years, he has also served as a director of Taylor Capital Group Inc. and Northern Trust Mutual Funds.

Mr. Moskow brings extensive regulatory, financial services and banking experience to the Board and has extensive knowledge of the economy and financial markets. He is currently Vice Chair and Distinguished Fellow, Global Economy at The Chicago Council on Global Affairs. From 1993 to 1994, he was a full-time faculty member at Northwestern University’s Kellogg School of Management. Prior to teaching at Northwestern, Mr. Moskow was a Deputy U.S. Trade Representative, following his appointment by President Bush in 1991. From 1969 to 1977, he held a number of senior positions with the U.S. government, including undersecretary of labor at the U.S. Department of Labor, director of the Council on Wage and Price Stability and senior staff economist with the Council of Economic Advisers. Through his senior regulatory positions, particularly in the financial services arena, and service on the boards of other financial institutions, he brings a thorough and insightful perspective to a wide range of banking, financial, regulatory and risk management issues.

David W. Nelms, 55. Director since 1998 and Chairman since 2009. Mr. Nelms has served as our chief executive officer since 2004 and was president and chief operating officer from 1998 to 2004. Mr. Nelms was also our Chairman from 2004 until the June 2007 spin-off from Morgan Stanley, our former parent company. Mr. Nelms is currently serving a three-year term on the Federal Reserve Board of Chicago Board of Directors. Mr. Nelms also serves on the board of directors of CDW Corporation, a leading provider of technology solutions to business, government, education and healthcare. Prior to joining Discover, Mr. Nelms worked at MBNA America Bank from 1991 to 1998, most recently as a vice chairman. From 1990 to 1991, Mr. Nelms was a senior product manager for Progressive Insurance. From 1986 to 1990, Mr. Nelms was a management consultant with Bain & Company.

Mr. Nelms’ deep understanding of the Company’s business and industry provides critical expertise to the Company and makes him well-qualified to serve as Chairman. He also brings valuable leadership experience and knowledge of operations and the day-to-day management of a global financial corporation, which plays a critical role in board discussions regarding strategic planning and development for the Company.

Mark A. Thierer, 56. Director since 2013. Mr. Thierer was named chief executive officer of OptumRx in 2015. He previously served as chairman and chief executive officer of Catamaran Corporation, one of the nation’s largest pharmacy benefit management companies, which combined with OptumRx in 2015. Mr. Thierer was a member of Catamaran’s board of directors and from 2008 to 2011, he was president and chief executive officer of Catamaran. From 2006 to 2008, he served as its president and chief operating officer.

Mr. Thierer has experience as a chief executive officer leading a national pharmacy benefit and healthcare information technology solutions company. His skills include knowledge of strategy and business development, technology, finance and marketing. He brings valuable leadership experience and knowledge in operations and the day-to-day management of a national corporation. Mr. Thierer also has experience in the structuring and execution of strategic corporate transactions, including mergers and acquisitions.

Lawrence A. Weinbach, 76. Director since 2007 and Lead Director since 2009. Mr. Weinbach has been chairman of Great Western Products Holdings LLC, a manufacturer and master distributor of food and nonfood concession products, since 2009 and has been a managing director of Yankee Hill Capital Management LLC, a private equity firm, since 2006. Prior to that, he was the executive chairman of Unisys Corporation, a worldwide information services and technology company, from 2005 to 2006, and its chairman and chief executive officer from 1997 to 2004. He also served as a director of Quadra Realty Trust, UBS, AG and Avon Products, Inc.

Mr. Weinbach has experience in the financial and accounting industry and the information technology and financial services sectors. He began his career in 1961 at Arthur Andersen, ultimately serving as managing partner and chief executive of Andersen Worldwide, a global professional services organization, which included Arthur Andersen and the company now known as Accenture from 1989 to 1997. Mr. Weinbach’s strong financial background, gained through his private equity, accounting, investment banking and financial services experience, includes knowledge of risk management, governance, financial statements, corporate finance, accounting and capital markets. As a former chief executive officer, he also brings valuable leadership experience and knowledge of operations, corporate governance and the day-to-day management of a global corporation.

The Board recommends that you vote “FOR” the election of each director nominee. Proxies solicited by our Board will be voted “FOR” the election of each nominee unless otherwise instructed.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors adopted our Corporate Governance Policies, which contain the director independence guidelines and provide that a majority of the members of the Board and each member of the Audit Committee, the Compensation and Leadership Development Committee (“Compensation Committee”), the Nominating and Governance Committee and the Risk Oversight Committee must consist of directors who are independent. The Board uses these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and the requirements set forth in the New York Stock Exchange’s Corporate Governance Rules (the “Rules”). In each case, the Board broadly considers all relevant facts and circumstances and applies the guidelines and the Rules in determining whether or not directors qualify as “independent.” Our Corporate Governance Policies are available in the “Investor Relations” section of www.discover.com/company and in print free of charge to any shareholder who requests a copy.

Pursuant to our Corporate Governance Policies and the Rules, the Board reviewed the independence of all of our current directors. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family and members of the Company’s senior management. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that Jeffrey S. Aronin, Mary K. Bush, Gregory C. Case, Candace H. Duncan, Joseph F. Eazor, Cynthia A. Glassman, Richard H. Lenny, Thomas G. Maheras, Michael H. Moskow, Mark A. Thierer and Lawrence A. Weinbach are independent of the Company and its management under the standards set forth in the Corporate Governance Policies and the Rules. The Board determined that one of our directors, David W. Nelms, is not independent because of his employment as our Chief Executive Officer.

In determining that each of the directors other than Mr. Nelms is independent, the Board considered, among other things, certain relationships, which it determined were immaterial to the directors’ independence. The Board considered that the Company and its subsidiaries in the ordinary course of business have, during the last three years, sold products and services to, and/or purchased products and services from, companies at which some of our directors were officers during 2015. In each case, the amount paid to or received from these companies in each of the last three years did not exceed the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues, the threshold set forth in our Corporate Governance Policies and the Rules.

Board Attendance at Annual Shareholder Meeting

The Company’s Corporate Governance Policies state that each director will attend annual meetings of shareholders unless he or she is unable to attend a meeting due to extenuating circumstances. All of our current directors attended the 2015 annual meeting of shareholders.

Board and Committee Meetings

Our Board held 15 meetings during 2015. Each director attended at least 75% or more of the total number of meetings of the Board and the standing committees on which such director served that were held while the director was a member. Our Board has established the following standing committees: Audit, Compensation and Leadership Development, Nominating and Governance and Risk Oversight. The membership and function of each committee and the number of meetings held by each committee during 2015 is described below.

Committee	Members	Primary Responsibilities	# of Meetings
Audit	Dr. Glassman (Chair) Ms. Duncan Mr. Eazor Mr. Weinbach	• Oversee the integrity of our consolidated financial statements, our system of internal control over financial reporting, our risk management, and the qualifications and independence of our independent registered public accounting firm. • Oversee the performance of our internal auditor and independent registered public accounting firm and our compliance with legal and regulatory requirements. • Sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm.	18

Committee	Members	Primary Responsibilities	# of Meetings
		• Oversee the Company’s compliance with legal and regulatory requirements.

Compensation and Leadership Development	Mr. Case (Chair) Mr. Aronin Mr. Lenny Mr. Thierer	• Annually review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluate his performance in light of these goals. • Determine the compensation of our executive officers and other appropriate officers. • Oversee risk management associated with our compensation practices. • Administer our incentive and stock-based compensation plans. • Oversee plans for management development and succession.	6

Nominating and Governance	Mr. Weinbach (Chair) Ms. Bush Mr. Lenny	• Identify and recommend candidates for election to our Board and each Board committee. • Establish procedures for oversight of the evaluation of our Board and management. • Recommend director compensation and benefits. • Review annually our Corporate Governance Policies.	5

Risk Oversight	Mr. Moskow (Chair) Ms. Bush Mr. Maheras	• Oversee the enterprise-wide risk management framework, make recommendations to the Board on risk management policies and the Company’s risk appetite and tolerance, oversee risk management governance and policies and perform other functions pursuant to the Federal Reserve’s enhanced prudential standards. • Oversee the performance of our Chief Risk Officer. • Oversee capital planning, liquidity risk management and resolution planning activities.	10

Our Board has adopted a written charter for each of the Audit, Compensation and Leadership Development, Nominating and Governance and Risk Oversight Committees setting forth the roles and responsibilities of each committee. The committee charters are available in the “Investor Relations” section of www.discover.com/company.

All members of the Audit, Compensation and Leadership Development, Nominating and Governance and Risk Oversight Committees satisfy the standards of independence applicable to members of such committees. In addition, the Board has determined that all members of the Audit Committee are financially literate and are “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and have accounting or related financial management expertise.

Nomination of Directors

The Nominating and Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board. The Nominating and Governance Committee may consider director candidates from a wide range of sources, including shareholders, officers and directors. The Board is responsible for nominating directors for election by the shareholders and filling any vacancies on the Board that may occur.

Director Qualifications

Our Corporate Governance Policies describe our director qualifications. The Board seeks members who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Directors should be selected based upon their potential contributions to the Board and management and their ability to represent the interests of shareholders. Also, the Board will consider the diversity of a candidate’s perspectives, background and other demographics. Generally, no director is permitted to serve on more than four additional public company boards (in addition to the Company’s Board).

Board Leadership Structure

The Board believes that the combined position of Chief Executive Officer and Chairman enhances the effectiveness of the Board and is the most appropriate leadership structure for the Company. Because of his position as Chief Executive Officer, Mr. Nelms is the director most familiar with Discover’s business and industry and best positioned to set and execute the Company’s strategic priorities. Mr. Nelms’ leadership, driven by his deep business and financial services expertise, enhances the Board’s ability to exercise its responsibilities. In addition, this model provides enhanced efficiency, effective decision-making and clear accountability.

The Company appointed a lead independent director (the “Lead Director”) to strengthen the Board’s independence and autonomous oversight of our business as well as Board communication and effectiveness. The Board evaluates its leadership structure periodically, including the appointment of the Lead Director.

The Board designated Lawrence A. Weinbach, who is Chairman of the Nominating and Governance Committee, as the Lead Director. The Lead Director:

•	Presides at all meetings of the Board at which the Chairman is not present, and has the authority to call, and will lead, non-employee director sessions and independent director sessions;

•	Helps facilitate communication between the Chairman and the independent directors;

•	Advises the Chairman;

•	Approves Board meeting agenda items and the schedule of Board meetings; and

•	May request inclusion of additional agenda items for Board meetings.

Non-Employee Director Meetings

In accordance with our Corporate Governance Policies, the non-employee directors meet regularly in executive sessions without management present. Our Corporate Governance Policies also require that if any non-employee directors are not independent, then the independent directors will meet in a separate independent director session at least once per year. Currently, all non-employee directors are independent. The Lead Director, who is independent, presides over executive and independent director sessions.

Board Role in Risk Oversight

The Board is responsible for approving the Company’s enterprise-wide risk management framework, which includes the Company’s Enterprise Risk Management Policy and certain additional risk management policies. The Board receives reports of material exceptions to such policies. Additionally, the Board approves the risk appetite and limits, and capital targets and thresholds of the Company. It also appoints the Chief Risk Officer, and other risk management function leaders as appropriate.

The Board regularly devotes time during its meetings to review and discuss the most significant risks facing the Company, and management’s responses to those risks. During these discussions, the Chief Executive Officer, the General Counsel, the Chief Financial Officer and/or the Chief Risk Officer present management’s assessment of risks, a description of the most significant risks facing the Company and any mitigating factors and plans or practices in place to address and monitor those risks. The Board receives and reviews regulatory examination reports. The Board has also delegated certain of its risk oversight responsibilities to its committees as set forth below, and regularly receives reports from the committees on risk management matters.

Our Risk Oversight Committee assists the Board in the oversight of the operation of the Company’s enterprise-wide risk management framework, such framework to be commensurate with the Company’s structure, risk profile, complexity, activities and size, as well as oversight of the Company’s capital planning, liquidity risk management and resolution planning activities. The Risk Oversight Committee is responsible for, among other things: (i) approving and periodically reviewing the Company’s risk management policies; (ii) overseeing the operation of policies and procedures establishing risk management governance, risk management procedures, and the risk-control infrastructure for the Company; (iii) overseeing the operation of processes and systems for implementing and monitoring compliance with such policies and procedures; (iv) making recommendations to the Board, as appropriate, regarding the Company’s enterprise-wide risk management framework, key risk management policies and the Company’s risk appetite and tolerance; and (v) reviewing reports from the Company’s Chief Risk Officer on risk management reviews and assessments. The Risk Oversight Committee reviews reports from senior management on the Company’s liquidity risk profile and liquidity risk tolerance at least quarterly. The Risk Oversight Committee also oversees capital planning and resolution planning related activities. The Risk Oversight Committee’s role is one of oversight, recognizing that the Company’s management is responsible for assessing and managing the Company’s risks. The Company’s management is responsible for designing, implementing and maintaining an effective and appropriate enterprise-wide risk management program, which is overseen by the Risk Oversight Committee in accordance with its responsibilities and powers set forth in its charter. The Risk Oversight Committee shares information with and meets in joint session with the Audit Committee regarding oversight of risk management matters.

The Risk Oversight Committee also authorizes the Company’s Risk Committee, which is comprised of the members of the Company’s Executive Committee and the Discover Bank President. The Chief Risk Officer, a member of the Executive Committee, serves as the Risk Committee chair. Our Risk Committee provides a forum for key members of our executive management team to review and discuss credit, market, liquidity, operational, legal and compliance and strategic risks across the Company and for each business unit. The Risk Committee regularly reports to the Risk Oversight Committee on risks and risk management.

Our Audit Committee assists the Board in the oversight of, among other things, the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, and our system of internal controls. With respect to compliance matters, our Audit Committee approves our Compliance Policy and reinforces the importance of compliance risk management. The Audit Committee assists the Board in its oversight of the Company’s anti-money laundering program. In addition, the Audit Committee receives reporting on the effectiveness of our Compliance Risk Management Program. Our Audit Committee also, taking into consideration the Board’s allocation of the review of risk among various committees of the Board, receives and reviews reports from the Chief Risk Officer and other members of management as the Audit Committee deems appropriate on the guidelines and policies for assessing and managing the Company’s exposure to risks, the corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee shares information with and meets in joint session with the Risk Oversight Committee regarding oversight of risk management matters.

The Audit Committee provides oversight of the Company’s internal audit function. The Audit Committee reviews and approves the appointment, replacement and compensation of the Company’s Chief Audit Executive and the charter, budget and staffing levels of the Company’s internal audit function. The Audit Committee reviews and approves the annual audit plan. The Audit Committee also receives periodic reports from the Chief Audit Executive on the status of the annual audit plan, including significant results and the status of corrective actions.

The Compensation Committee is responsible for overseeing risk management associated with the Company’s compensation practices, including an annual review of the Company’s risk assessment of its compensation plans and practices to assess whether any plans have features that might encourage excessive risk-taking that could threaten the value of the Company, are reasonably likely to have a material adverse effect on the Company or could result in a failure to comply with regulatory requirements. In 2015, in connection with making compensation decisions, the Compensation Committee reviewed reports from and met with the Company’s Chief Risk Officer and the Risk Oversight and Audit Committees of the Board of Directors to discuss the annual incentive compensation risk assessment and to review outcomes of certain risk events and any impact to compensation decisions.

Separately, the Compensation Committee meets with the Company’s Chief Risk Officer to monitor the effectiveness of the Company’s incentive compensation program. The Compensation Committee also oversees the Company’s succession planning process. For each of our NEOs, the role is reviewed to determine options for succession and development needed to increase succession readiness, which may include external hiring.

As noted above, the Board believes that its leadership structure is appropriate for the Company. The Board believes that its leadership structure consisting of the combination of the combined Chief Executive Officer and Chairman, the Lead Director and the roles of the Board and its committees, provide the appropriate leadership to help ensure effective risk oversight.

Communications with Directors

Shareholders and other interested parties may contact any member of our Board by writing to: Discover Financial Services, 2500 Lake Cook Road, Riverwoods, Illinois 60015, Attention: Secretary and General Counsel. All communications should be accompanied by the following information: (i) if the person submitting the communication is a security holder, a statement of the type and amount of the securities of the Company that the person holds; (ii) if the person submitting the communication is not a security holder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in the Company; (iii) any special interest, meaning an interest not in the capacity of a shareholder of the Company, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication. The Board’s Policy Regarding Communications by Shareholders and Other Interested Parties with the Board of Directors is available in the “Investor Relations” section of our website, www.discover.com/company. Shareholder and interested party communications received in this manner will be handled in accordance with procedures approved by our independent directors.

Shareholder Recommendations for Director Candidates

Our Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members consistent with the director qualification criteria described above and set forth in the Company’s Corporate Governance Policies. The Nominating and Governance Committee may consider director candidates recommended by shareholders. The procedures to submit recommendations are described in the Policy Regarding Director Candidates Recommended by Shareholders, available in the “Investor Relations” section of www.discover.com/company.

Shareholders who wish to recommend a candidate for the Nominating and Governance Committee’s consideration must submit the recommendation in writing in accordance with the Board’s Policy Regarding Communications by Shareholders and Other Interested Parties with the Board of Directors discussed above. Shareholders may make recommendations at any time, but recommendations for consideration as nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date that the proxy statement was released to shareholders in connection with the previous year’s annual meeting. In 2015, there were no director candidates submitted by shareholders. To submit a candidate for consideration for nomination at the 2017 annual meeting of shareholders, shareholders must submit the recommendation, in writing, by November 16, 2016. The written notice must demonstrate that it is being submitted by a shareholder of record of the Company and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm the candidate’s consent to serve as a director. Shareholders must send recommendations to Discover Financial Services, 2500 Lake Cook Road, Riverwoods, Illinois 60015, Attention: Secretary and General Counsel, and they will be forwarded to the Nominating and Governance Committee.

The Nominating and Governance Committee identifies, evaluates and recommends director candidates to the Board. The Nominating and Governance Committee accepts shareholder recommendations of director candidates and evaluates such candidates in the same manner as other candidates. The Nominating and Governance Committee determines the need for additional or replacement Board members, then identifies and evaluates the director candidate under the criteria described above based on the information the Nominating and Governance Committee receives with the recommendation or which it otherwise possesses, which may be supplemented by certain inquiries. If the Nominating and Governance Committee determines, in consultation with other directors, including the Chairman of the Board, that a more comprehensive evaluation is warranted, the Nominating and Governance Committee may then obtain additional information about the director candidate’s background and experience, including by means of interviews. The Nominating and Governance Committee will then evaluate the director candidate further, again using the qualification criteria described above. The Nominating and Governance Committee receives input on such director candidates from other directors, including the Chairman of the Board, and recommends director candidates to the full Board for nomination. The Nominating and Governance Committee may engage a third party to assist in identifying director candidates or to assist in gathering information regarding a director candidate’s background and experience. If the Nominating and Governance Committee engages a third party, the Company pays for these services.

In addition, shareholders may nominate director candidates by complying with our By-Law provisions discussed at the end of this Proxy Statement under the heading “Shareholder Proposals for the 2017 Annual Meeting.”

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

The Compensation and Leadership Development Committee (“Compensation Committee” or “Committee”) is responsible for the review and approval of the Company’s executive compensation program. The Committee works with its independent consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”), to develop recommendations for the Committee.

Role of the Compensation and Leadership Development Committee

The Compensation Committee is responsible for the review and approval of all aspects of the Company’s executive compensation program and makes all decisions regarding the compensation of the Company’s executive officers named in the executive compensation tables below (“NEOs”). Specifically, the Committee has responsibility to, among other things:

•	review, approve and administer all compensation programs affecting NEOs and ensure such plans are aligned with the Company’s compensation structure policies;

•	annually review and approve:

•	performance criteria, goals and award vehicles used in our compensation plans, and

•	performance of and compensation delivered to our Chief Executive Officer and other NEOs;

•	review the Company’s compensation practices to ensure that such practices take into account risk outcomes in making compensation determinations and do not encourage excessive risk taking;

•	oversee the Company’s management development and succession planning efforts; and

•	review and approve any contracts, policies, or programs related to compensation, contractual arrangements, or severance plans affecting NEOs.

As described below under “Compensation Discussion and Analysis—Role of Chief Executive Officer in Compensation Decisions,” the Committee consults with the Chief Executive Officer with respect to the compensation of the other NEOs. The Chief Executive Officer consults with the President and Chief Operating Officer with respect to those NEOs who report to the President and Chief Operating Officer prior to presenting compensation recommendations with respect to those NEOs to the Committee.

The Committee’s charter is available in the “Investor Relations” section of the Company’s website at www.discover.com/company.

Compensation and Leadership Development Committee Interlocks and Insider Participation

The following persons served on our Compensation Committee during 2015: Messrs. Case, Aronin, Lenny and Thierer. No member of the Committee was, during 2015, an officer, former officer or employee of the Company or any of our subsidiaries. None of our executives served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee or (ii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

Role of the Compensation Consultants

The Compensation Committee regularly consults with its external independent compensation consultant, Pearl Meyer, in performing its duties. The Committee has broad authority to retain and dismiss compensation consultants, as well as to establish the scope of the consultant’s work. While the consultant reports to the

Committee, the consultant also works with the Company’s human resources department and senior management as approved by the Committee Chair. Pearl Meyer provides experiential guidance to the Committee on what is considered fair and competitive practice in the industry, primarily with respect to the compensation of the Chief Executive Officer, but also for other senior Company officers. Pearl Meyer is independent of management and under the terms of its agreement with the Compensation Committee, Pearl Meyer will generally provide services only to the Compensation Committee. Other than executive compensation consulting services noted above, Pearl Meyer performs no other services for the Company and has no relationship with the Company or management except as it may relate to performing such services. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently representing the Committee.

Director Compensation

Our Directors’ Compensation Plan, a shareholder approved plan, provides the specific amount of annual compensation paid to our directors and further advances the interests of the Company and its shareholders by encouraging increased share ownership by our non-employee directors in order to promote long-term shareholder value. Our directors are required to retain a certain amount of stock as described in the section below titled “Share Ownership Guidelines.”

Directors who also are our employees do not receive any compensation under the Directors’ Compensation Plan. The compensation payable under the Directors’ Compensation Plan is described below.

Cash Compensation

Each non-employee director receives the following cash compensation under the Directors’ Compensation Plan for service on our Board and each standing committee of our Board:

•	An annual retainer fee of $90,000;

•	A Lead Director retainer fee of $75,000;

•

A committee chair retainer fee of: (i) $30,000 each for the chairpersons of the Audit Committee and Risk Oversight Committee; (ii) $25,000 for the chairperson of the Compensation and Leadership Development Committee; and (iii) $20,000 for the chairperson of the Nominating and Governance Committee; and

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A non-chair committee membership fee of: (i) $20,000 for each member of each of the Audit Committee and Risk Oversight Committee; (ii) $10,000 for each member of the Compensation and Leadership Development Committee; and (iii) $5,000 for each member of the Nominating and Governance Committee.

Each non-employee director may elect to defer receipt of their cash compensation under the Directors’ Voluntary Nonqualified Deferred Compensation Plan until the director terminates all services for the Company. A bookkeeping account is maintained for each participant and interest is credited to the deferred amount based on 120% of the quarterly long-term applicable federal rate in effect.

Stock Compensation

Pursuant to the Directors’ Compensation Plan, we may issue awards of up to a total of 1,000,000 shares of our Common Stock to our non-employee directors. Each non-employee director receives an annual grant of $130,000 in restricted stock units (“RSUs”) for service on our Board and each standing committee of our Board beginning with the first annual meeting at which the director is elected to our Board. For those directors joining our Board on a date other than the date of an annual meeting, each director receives a grant of $130,000 in RSUs on the date on which the director becomes a member of our Board, adjusted on a pro-rata basis by multiplying such award by a fraction where the numerator is the number of months between such date and the next annual meeting of shareholders and the denominator is twelve.

The number of RSUs granted is determined by dividing the dollar amount by our share closing price on the date of grant. Each grant vests in its entirety on the first anniversary of its date of grant. Unless provided otherwise in the RSU agreement, RSUs granted to each non-employee director may become fully vested before the end of the regular restriction period if (i) such director is terminated due to disability or death or (ii) a change in control occurs. Upon vesting, the RSUs are converted into shares of our Common Stock. Each non-employee director may elect to defer the receipt of his or her stock compensation until the director terminates all services for the Company. Directors currently receive dividend payments on their RSUs. A bookkeeping account is maintained for each participant, which reflects the number of RSUs to which the participant is entitled under the terms of the Directors’ Compensation Plan.

Reimbursements

Directors are reimbursed for reasonable expenses incurred in attending Board, committee and shareholder meetings, including reasonable expenses for travel, meals and lodging.

Role of the Nominating and Governance Committee

The Nominating and Governance Committee is responsible for reviewing the effectiveness of the non-employee director compensation and benefits programs in supporting the Company’s ability to attract, retain and motivate qualified directors. If appropriate, the Nominating and Governance Committee will recommend changes to the Board regarding non-employee director compensation and benefits. In fiscal 2015, management conducted a general market review of director compensation and after considering the same, the Nominating and Governance Committee made no recommendation to change compensation.

Non-Employee Director Compensation Table

The table below sets forth cash and stock compensation (including deferred compensation) paid to non-employee directors for their Board service in the year ended December 31, 2015.

Director		Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	Total ($)
Jeffrey S. Aronin	2015	100,000	129,973	229,973
Mary K. Bush	2015	105,000	129,973	234,973
Gregory C. Case(2)	2015	115,000	129,973	244,973
Candace H. Duncan(2)	2015	110,000	129,973	239,973
Cynthia A. Glassman	2015	120,000	129,973	249,973
Richard H. Lenny	2015	105,000	129,973	234,973
Thomas G. Maheras	2015	110,000	129,973	239,973
Michael H. Moskow	2015	120,000	129,973	249,973
Mark A. Thierer(2)	2015	100,000	129,973	229,973
Lawrence A. Weinbach	2015	209,130	129,973	339,103

(1)	Reflects RSUs granted under the Directors’ Compensation Plan described above. Amounts reflect the grant date fair value of the fiscal 2015 RSUs, which were granted on April 29, 2015 for all Directors. These amounts reflect the RSUs’ grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”) and may not correspond to the actual value that might be realized by the named individuals. Additional details on accounting for stock-based compensation can be found in Note 2: “Summary of Significant Accounting Policies—Stock-based Compensation” and Note 11: “Stock-Based Compensation Plans” of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015. As of December 31, 2015, each director held the following number of RSUs: Messrs. Aronin and Case each held 59,536; Ms. Bush held 54,304; Ms. Duncan held 4,520; Dr. Glassman held 2,229; Mr. Lenny held 19,367; Mr. Maheras held 36,288; Mr. Moskow held 47,219; Mr. Thierer held 7,461; and Mr. Weinbach held 44,348. Mr. Eazor was appointed as a Director on January 14, 2016. RSUs include the right to receive dividend equivalents in the same amount and at the same time as dividends paid to all Discover common shareholders.
(2)	The amounts listed for these individuals in the “Fees Earned or Paid in Cash” column were deferred under the Directors’ Voluntary Nonqualified Deferred Compensation Plan.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis focuses on the Company’s executive officers who are named in the tables below and who are referred to as our “named executive officers” or “NEOs.” We summarize below our executive compensation program and objectives and provide an overview of how and why the Compensation and Leadership Development Committee (the “Committee”) made specific decisions involving our NEOs. We also refer you to our Annual Report on Form 10-K for the year ended December 31, 2015, for additional information regarding 2015 financial results for our Company discussed below.

Overview of Performance and Compensation

In 2015, we delivered a 21% return on equity to our shareholders driven by profitable growth in loans and continued strength in managing credit across our Direct Banking products. While our Payment Services segment faced continued competitive pressure, the Discover network supported the card issuing business with increased merchant acceptance and participation in emerging mobile wallets, such as Apple Pay. Highlights of 2015 results are noted below.

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The Company achieved net income of $2,297 million, in line with the 2015 Plan target of $2,296 million, despite slower than planned card sales and loan growth and one-time expenses detailed below. These items were offset primarily by favorable credit performance.

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The Company achieved average loan growth of 5% year-over-year, which was 1% or $897 million less than Plan. The growth was supported by Discover card sales, which increased 3% versus the prior year, and record originations in the Company’s private student loan and personal loan portfolios. The increase in Discover card sales was negatively impacted by reduced levels of consumer spending primarily due to lower gas prices. Excluding gas purchases, Discover card sales increased 6% when compared to the prior year.

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Credit performance remained strong when compared to the prior year, both on an absolute and relative basis. However, total provision expense increased driven by loan growth. The total net charge-off rate(1) on average loans outstanding was 2.12%, down slightly from the prior year rate of 2.17%.

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Operating expenses in our Direct Banking segment increased 10% from the prior year, and exceeded Plan by 5%, or $157 million, primarily due to one-time items including anti-money laundering remediation expenses, costs pertaining to closure of the home loans business unit, and expenses related to the July 2015 Consumer Financial Protection Bureau (“CFPB”) enforcement action related to Discover Student Loans.

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Payment Services segment pre-tax income increased 12% year-over-year, despite lower revenues resulting from continued competitive pressure in the debit market, as the prior year included a one-time charge. Transaction dollar volume for the segment was down 6% from the prior year, primarily driven by declines in PULSE network volume. The Company partially offset some of the transaction dollar volume losses through increased commercial volume driven by AribaPay. During the year, management executed the sale of the Diners Club Italy franchise, in line with the Company’s long-term payments strategy.

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The Company launched the Discover it Miles card and continued to expand Discover it card benefits and features, for example, the Freeze it on/off switch feature. The Company’s focus on delivering the highest level of customer service resulted in its being ranked highest for credit card customer satisfaction among U.S. credit card companies, according to the J.D. Power 2015 U.S. Credit Card Satisfaction StudySM.

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The Company increased its quarterly dividend by 17% to $0.28 per share of common stock and repurchased approximately 29 million shares, or approximately 6%, of the Company’s outstanding common stock in 2015. The Company achieved a 94% payout ratio defined as the percentage of net income allocated to common stockholders paid out in combined dividends and stock buybacks.

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Direct-to-consumer deposit balances increased 7% year-over-year and represented 43% of the Company’s funding at year-end. Discover Bank issued approximately $3.0 billion of public credit card asset-backed securitizations and completed two offerings of senior unsecured debt for an aggregate $2.3 billion. Discover Financial Services issued a $500 million senior notes offering and launched a retail notes program. These activities allowed the Company to benefit from advantageous market conditions, created a new funding channel, and helped position the balance sheet for an anticipated rising interest rate environment.

1. Excludes PCI loans which are accounted for on a pooled basis. Since a pool is accounted for as a single asset with a single composite interest rate and aggregate expectation of cash flows, the past-due status of a pool, or that of the individual loans within a pool, is not meaningful. Because we are recognizing interest income on a pool of loans, it is all considered to be performing.

The compensation that our senior executives earned for 2015 reflected Company performance and remained consistent with our balanced compensation structure. A significant portion of NEO compensation is granted in restricted stock units (“RSUs”) and at-risk performance-based stock units (“PSUs”) tied to Company performance over a three-year period. RSUs and PSUs are subject to a clawback provision that allows the Company to reclaim previously granted awards under certain circumstances. This compensation structure aligns NEOs’ interests with those of our shareholders. Additionally, our share ownership commitment and share retention requirements tie a portion of our executives’ net worth to the Company’s stock price and provide a continuing incentive to achieve superior long-term stock price performance.

The Committee is advised by its outside consultant and our Chief Risk Officer to help ensure that no elements of the structure, design, review, or decision-making process encourage unnecessary or excessive risk-taking that threatens the Company’s interests or gives rise to risk that could have a material adverse effect on the Company. As a result, incentive compensation continues to be firmly tied to current and future Company performance, while ensuring that our compensation arrangements appropriately balance risk and reward. At the end of 2015, in connection with making compensation decisions, the Committee used reports from and met with the Chief Risk Officer and the Risk Oversight and Audit Committees of the Board of Directors to discuss the annual incentive compensation risk assessment and review outcomes of certain risk events and any impact on compensation decisions. The Committee evaluated our NEOs’ performance against risk goals before determining compensation for our NEOs, creating a direct link between our incentive compensation and risk management.

More details regarding our 2015 performance and executive compensation can be found in the sections below, including a summary of the compensation approach for our Chief Executive Officer (“CEO”) under “Summary of Chief Executive Officer Compensation.” We encourage you to read this section of the Proxy Statement in conjunction with the advisory, non-binding vote that we are conducting on the compensation of our NEOs.

Effect of 2015 Advisory Vote on NEO Compensation

The Committee will continue to take into account the outcome of the shareholder advisory, non-binding vote on NEO compensation when considering future executive compensation arrangements. In light of the strong support for our NEO compensation at our 2015 annual meeting of shareholders and the continued alignment of our compensation program with shareholder interests, we will continue to use profitability measures, along with other secondary performance factors, to fund our incentive compensation programs for 2016.

Practices and Policies Supporting Strong Corporate Governance and Compensation Programs

We continue to maintain our disciplined approach to executive compensation with a focus on incentives, pay-for-performance and simplicity as evidenced by the following practices:

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Independent oversight. Our Compensation and Leadership Development Committee includes only directors who are independent under applicable NYSE listing standards and the Committee is advised by an independent consultant.

•	Use of long-term performance-based stock awards. PSUs are the primary component of our long-term incentive (“LTI”) program for our executives.

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Share ownership guidelines for NEOs. Our Chief Executive Officer must own shares with a value of at least seven times his base salary, the President and Chief Operating Officer must own shares with a value of at least five times his base salary, and our other NEOs must own shares with a value of at least three times their respective base salaries. Each NEO must achieve his or her ownership guideline within five years of appointment.

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Share retention requirements. For grants from 2013 to 2015, Company policy required NEOs to hold fifty percent of net shares for one year. Beginning with 2016 grants, NEOs must hold one hundred percent of net shares received upon vesting and settlement of stock awards for one year to promote continued shareholder alignment.

•	Recovery of incentive compensation. We have a clawback provision for RSUs and PSUs that allows reclamation of shares issued pursuant to a stock grant under certain circumstances.

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Risk management. We evaluate risk impact in all incentive compensation decisions including a risk review for outstanding stock grants (which may result in a reduction of the final award amount) prior to vesting.

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No hedging or pledging. Directors and NEOs are prohibited from hedging Company securities, holding Company securities in a margin account or otherwise pledging Company securities, including as collateral for a loan.

•	No employment contracts for NEOs. We do not have individual employment agreements with any of our NEOs.

•	Change in Control. Our change in control severance policy includes a double trigger and does not provide excise tax gross-ups for any employees.

•	Restrictive covenants. LTI awards to NEOs are subject to non-competition and non-solicitation provisions.

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No special benefits. We do not provide any benefit plans to our executives that are not generally available to other employees and we do not provide any supplemental executive retirement plan benefits to any executive.

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Limited perquisites. Perquisites provided to our NEOs are generally limited to access to an executive gym. On occasion, our NEOs may use the Company’s tickets for sporting, cultural or other events for personal use when they are not otherwise used for business purposes.

Compensation Program and Objectives

The Company’s 2015 executive compensation program and compensation decisions were built on the following principles:

•	Pay-for-Performance. Our compensation reflects Company, business segment, and individual executive performance.

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Balanced Compensation Structure. We maintain a mix of fixed and variable compensation that is aligned with shareholder interests and the long-term interests of the Company and appropriately balances risk and reward.

•	Market-Competitive Pay Opportunity. Our compensation is competitive relative to our peers in order to attract and retain a talented executive team.

Each of these principles is discussed below.

Pay-for-Performance

The Company believes in a pay-for-performance philosophy. The majority of compensation for our NEOs is in the form of variable compensation, a substantial portion of which is paid in deferred RSUs and PSUs. In evaluating Company performance and when making NEO compensation decisions, the Committee considers financial performance, other performance and risk factors, as well as individual NEO performance.

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Financial Performance - How well the Company performed compared to its 2015 Plan goals and other financial performance during the year. For 2015, the main factor the Committee considered in evaluating financial performance was the Company’s net income. The Committee also considered secondary Company financial performance metrics, including: return on equity (“ROE”) (and risk-adjusted returns), earnings per share (“EPS”), total revenue (defined as net interest income plus other income), total provision for loan losses and total operating expenses.

•	Other Performance Factors - How well the Company or individual NEOs performed compared to 2015 Plan growth, strategic, and risk goals as well as relative to competitors.

Growth Goals - How well the Company performed on key growth objectives.

Flagship Initiatives - How well the Company executed strategic product, servicing, and operating initiatives.

Relative Performance - How well the Company performed against a select group of competitors on profitability, credit performance, growth, total shareholder return and other measures.

Risk Performance - How well the Company performed with respect to risk management, capital adequacy and regulatory compliance.

Individual Performance - How well each NEO performed relative to individual objectives.

Balanced Compensation Structure

The Committee determines compensation targets (aggregate of base salary, target short-term incentive (“STI”) and LTI opportunity) for the NEOs at the beginning of the year, based on Company and individual performance for the past year as well as future potential and experience of the executive. Target STI and LTI opportunities are established for, and communicated to, the NEOs. The actual year-end STI awards paid and LTI awards made to the NEOs are determined by the Committee based on its evaluation of financial performance, primarily net income, and other secondary performance and risk factors, as well as the individual performance of each executive. The Committee also considers compensation levels of other executives in similar roles both within the Company and at industry peers before making compensation decisions. The Committee uses discretion to exercise its judgment instead of solely relying on a formulaic structure, balancing transparency and flexibility to pay appropriately for performance. The Committee has determined that a balance of these components provides an effective combination of risk and reward:

•	Base Salary. Fixed compensation based on scope of responsibility, impact on the organization, expertise, and experience.

•	Short-Term Incentive. Annual cash opportunity based on Company financial performance, primarily net income and other secondary performance and risk factors, and individual performance.

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Long-Term Incentive. Annual stock opportunity based on financial performance, other Company performance and risk factors, and individual performance. The award is granted in part as PSUs and in part as RSUs.

Review of Compensation Policies and Practices Related to Risk Management

The Committee is responsible for overseeing risk management associated with the Company’s compensation practices. The Committee annually meets with the Company’s Chief Risk Officer to review employee compensation plans, in which all employees (including the NEOs) participate, and to evaluate whether these plans have any features that might encourage excessive risk-taking that could threaten the value of the Company or are reasonably likely to have a material adverse effect on the Company.

The Committee also continues to monitor a separate, on-going risk assessment by senior management of the Company’s employee compensation practices in order to ensure compliance with interagency guidance on sound incentive compensation practices issued by the Federal Reserve Board and other bank regulators in 2010. Senior leaders from the Company’s Human Resources, Legal, and Risk Management teams (including the Chief Risk Officer) compile and analyze extensive information about the Company’s incentive plans, including plan documents, eligibility criteria, payout formulas and payment history. They hold extensive interviews with business line managers to understand how evaluation of business risk affects STI and LTI performance measures and compensation decisions. After evaluation of the data, the Chief Risk Officer prepares a report of the risk assessment which includes any recommendations for risk adjustments to incentive compensation in connection with risk events.

In 2015, in connection with making compensation decisions, the Committee reviewed reports from and met with the Company’s Chief Risk Officer and the Risk Oversight and Audit Committees of the Board of Directors to discuss the annual incentive compensation risk assessment and to review outcomes of certain risk events and any impact on compensation decisions. The annual risk assessment did not result in the identification of any risks related to our incentive compensation plans that are, either individually or in the aggregate, reasonably likely to encourage excessive risk-taking that could threaten the value of the Company or have a material adverse effect on the Company. Following the joint committee session, the Committee assessed and finalized incentive compensation decisions.

Market-Competitive Pay Opportunity

The Committee reviewed and considered competitive market data from the following two sources when approving NEO compensation: proxy data from an established peer group of companies (discussed below) and other market survey data. We do not engage in strict benchmarking; rather, we use competitive market data as a reference point for elements of NEO compensation. For the proxy data, the peer group used in the analysis consists of 17 financial services companies of a similar business nature and revenue size to the Company, from which the Company might expect to draw executive talent. Given that the Company has few direct competitors of similar scope, size and business model, this peer group is somewhat varied in nature and primarily represents companies that are similar in business with a focus primarily on credit card operations and regional financial institutions that have significant credit card and/or loan operations, and data/transaction processing companies. In 2015, the Committee reviewed the companies that met the foregoing criteria, along with all incumbent peers, and after evaluating these companies with its independent compensation consultant, removed SLM Corporation from and added Ally Financial, Inc. and Synchrony Financial to the peer group. SLM Corporation separated its loan management and consumer banking businesses in 2014, splitting into smaller and separate entities. Due to their business nature and revenue size, Ally Financial Inc. and Synchrony Financial were determined to be relevant market peers.

In 2015, the peer group consisted of the following companies:

Ally Financial, Inc.	Comerica Incorporated	Key Corp	Visa Inc.

American Express Company	Fidelity National Information Services, Inc.	M&T Bank Corporation	The Western Union Company

Ameriprise Financial, Inc.	Fifth Third Bancorp	MasterCard Incorporated

Capital One Financial Corporation	Fiserv, Inc.	Regions Financial Corporation

CIT Group Inc.	Genworth Financial, Inc.	Synchrony Financial

2015 Decision-Making Process

Factors Affecting Compensation Decisions

The primary factor considered by the Committee when assessing performance for purposes of making variable compensation decisions for 2015 was the Company’s net income. Although no set weight is assigned to any performance metric or goal, we believe that a profit-based measure like net income best reflects overall Company performance and is one of the key drivers of EPS, which is the representative measure most directly tied to the return to our common shareholders. Net income is also a balanced measure aligned with overall performance to ensure that the executives are focused on the overall returns of the Company and not motivated to drive performance on one measure or one business unit over another. In 2015, the Committee considered the Company’s net income along with other secondary Company-wide metrics including ROE (and risk-adjusted returns), EPS, growth goals, flagship initiatives, relative performance, risk performance, and other factors, as well as individual performance.

In addition, for the PSU portion of the LTI program, the primary metric the Committee established was cumulative EPS achievement over a three-year performance period. In making final award determinations, the Committee also factored in individual compliance with the Company’s risk policies and an assessment of any inappropriate risks taken over the three-year vesting period (which includes the performance period). The Committee chose EPS for PSUs because it is transparent, directly tied to the return to our shareholders and a commonly-used indicator of profitability for publicly-traded companies.

The Committee also considered the need to attract, motivate and retain a talented management team and to ensure that our compensation program remains competitive with other companies with which we compete for senior executive talent.

For 2015, after consideration of all the aforementioned factors and the Committee’s emphasis on pay-for-performance, the Committee made compensation decisions for each of the NEOs as detailed in the “2015 Summary Compensation Table.”

Overall Company and Business Segment Performance

The Committee believes that the actions taken by the Company’s Chief Executive Officer and the other NEOs throughout 2015 contributed greatly to the Company’s results and better positioned the Company for 2016 and beyond. Furthermore, throughout 2015, the Company continued to benefit from certain strategic choices made by the Company’s senior management over the past few years. The following key strategic decisions, among other things, enabled the Company to be profitable during 2015 and placed the Company in a strong position going forward:

•	Continued conservative approach toward extending credit to new and existing customers, balancing growth with a customer’s ability to pay.

•	Maintained a disciplined focus on key initiatives including the launch of a new card product, Discover it Miles, and expanded card features and benefits.

•	Streamlined operations and enhanced mobile experience to build upon Discover’s position as a service leader.

•	Improved network acceptance, domestically and internationally, through increased merchant and acquirer relationships and network-to-network partnerships.

•	Positioned the balance sheet for an anticipated rising interest rate environment through deposit balance growth and other capital markets funding diversification activities.

•	Maintained strong capital position while returning over $2.1 billion of capital to shareholders in buybacks and common stock dividends.

•	Continued to enhance governance practices and the risk and control environment, focused on meeting regulatory guidance.

Financial Performance

As discussed above, while there is no weighting assigned to any metric, the primary factor that our Committee considered in making 2015 compensation decisions was the Company’s net income. The Company achieved net income of $2,297 million, which met our 2015 Plan target of $2,296 million. The Committee noted that improved credit performance and outlook offset an increase in total operating expenses. Additionally, the Committee considered the other secondary 2015 financial metrics set forth below. No single secondary financial metric was material to the Committee’s determination of any individual’s compensation; rather, the Committee reviewed and subjectively balanced these secondary metrics in the aggregate in determining individual compensation.

	2015	Change from 2014
Net Income	$2.3B	(1%)

Total Revenue(1)	$8.7B	3%
Provision for Loan Loss	$1.5B	5%
Operating Expense	$3.6B	8%
Diluted Earnings Per Share	$5.13	5%
Return on Equity	21%	0bps

(1)	Total revenue equals the sum of net interest income and other income.

Other Performance Factors

Growth Goals

The Committee also considered the Company’s progress on core strategic growth goals across the Company and within each segment in making overall compensation decisions. Again, no set weight was assigned to any of these secondary factors and no single growth goal was material to the Committee’s determination of individual compensation; rather, the Committee reviewed and subjectively balanced these goals with the other secondary factors in the aggregate in determining individual compensation.

The Committee noted that lower industry retail sales and slower card new account growth impacted sales and loan growth, as well as total network transaction volume. The Committee also noted strong growth in merchant acceptance. The following secondary growth metrics are calculated on a calendar year basis for both years presented.

	2015	2014
Total Loan Growth	3.5%	6.4%
Card New Account Growth	1%	16%
Total Non-Card Loan Originations(1)	$4.4B	$4.2B
Total Network Transaction Volume	$312B	$322B

(1)	Includes student loans, personal loans, and home equity loans; excludes home loans.

Flagship Initiatives

The Committee also considered the Company’s progress on and execution of key flagship initiatives across the Company and within each segment in making overall compensation decisions. No set weight was assigned to any of these secondary factors and no single flagship initiative was material to the Committee’s determination of individual compensation; rather, the Committee reviewed and subjectively balanced performance on these initiatives with other secondary factors and net income in determining individual compensation.

The Committee considered the Company’s performance on its flagship initiatives in 2015, including the launch of a new card product, on-line and mobile enhancements, credit performance, Cashback Checking, commercial network volumes and merchant acceptance, and enhancements to our risk management operating model.

Relative Performance

For additional context, the Committee reviews the Company’s relative performance against our largest business competitors in the U.S. market in both the Direct Banking and Payment Services segments. Relative performance results considered by the Committee for 2015 are described below. Unless otherwise noted, the Committee reviewed competitor results for trailing four calendar quarters through completion of the third calendar quarter in 2015, since competitor information was only available through the third calendar quarter at the time of the Committee’s decision-making.

•	Card Credit: 2.2% net charge-off rate average; strong absolute and relative credit performance when compared against the average competitor rate(1)

•	Card Loans: 3.6% receivables growth: in-line with average competitor growth rate(1)(2)

•	Credit Volume: 4.6% U.S. credit volume growth; lower than the average network competitors(3)

•	Debit Volume: -5.1% U.S. debit dollar volume growth; lower than the average competitor growth rate(4)

•	Return on Equity: 20% One-year return on equity; strong performance when compared against the average competitor return(5)

•	Shareholder Return: -17% One-year total shareholder return; lower than average competitor return(6)

•	Shareholder Return: 46% Three-year total shareholder return; lower than average competitor return(7)

(1)	Card comparison based on peer group of American Express (U.S. Card), Bank of America (U.S. Card), Capital One (U.S. Card), Chase (Card Services), Citibank, N.A. (Branded-Cards North America), Synchrony Financial (Retail Card), and Wells Fargo (Consumer Card).
(2)	Card receivables growth is on a year over year basis.
(3)	Network competitors are American Express, Visa, and MasterCard. Credit volume growth is on a year over year basis.
(4)	Competitor average based on peer group of Visa and MasterCard. Debit volume growth is on a year over year basis.
(5)	Competitor average based on peer group of American Express, Bank of America, Capital One, JP Morgan Chase, Citigroup, MasterCard, Synchrony Financial, Visa, and Wells Fargo.
(6)	As of December 31, 2015 based on peer group of American Express, Bank of America, Capital One, Citigroup, JP Morgan Chase, MasterCard, Synchrony Financial, Visa, and Wells Fargo. The Company’s shareholder return represents the total return of a stock to an investor (capital gains/loss plus dividends) assuming dividends are reinvested.
(7)	As of December 31, 2015 based on peer group of Capital One, American Express, JP Morgan Chase, Citigroup, Bank of America, MasterCard, Visa, and Wells Fargo. The Company’s shareholder return represents the total return of a stock to an investor (capital gains/loss plus dividends) assuming dividends are reinvested in the security.

Risk Performance

The Committee considers risk performance across the Company and within each business segment in making final compensation decisions for each NEO, both as it relates to an individual’s specific objectives as well as contributions to the success of the business in strengthening its risk management, internal controls and compliance practices. The Committee noted overall performance in line with Plan and within established business risk appetite limits and strong capital levels, balanced by both challenges in the compliance risk management structure and ongoing remediation efforts to address previously disclosed legal and regulatory developments related to our anti-money laundering and related compliance programs and student loan servicing practices. The Committee’s incentive compensation decisions reflect consideration of the ongoing remediation efforts, which were factored into the final short-term incentive compensation determinations for certain NEOs.

Individual Performance

The Committee considers individual performance in making final compensation decisions for each NEO, both as it relates to an individual’s specific objectives as well as each individual’s contributions to the success of the overall enterprise. The Committee believes this holistic approach optimizes the link between executive rewards and the benefits to shareholders. Highlights of individual performance and contributions are described below.

David W. Nelms, Chairman and Chief Executive Officer

•	Achieved Plan target for net income

•	Enhanced credit risk management and operations leading to reduction in provision

•	Achieved targets on flagship initiatives, including AribaPay, Apple Pay, and enhanced banking platform

•	Increased Company employee engagement with continued focus on officer development and diversity initiatives

•	Promoted internal successors into key leadership roles; successfully on boarded new leader of Internal Audit

•	Promoted expansion of risk management programs and made progress against key milestones

R. Mark Graf, Executive Vice President and Chief Financial Officer

•	Exceeded treasury funding goals

•	Leveraged corporate procurement to drive savings

•	Fortified the balance sheet through effective risk and capital management; ensured compliance with all governing and risk management committee requirements

•	Continued strength in investor relations, including industry recognition for this function

Roger C. Hochschild, President and Chief Operating Officer

•	Led business segments to achieve Plan performance in the aggregate

•	Led Discover to being ranked highest for credit card customer satisfaction among U.S. credit card companies, according to the J.D. Power 2015 U.S. Credit Card Satisfaction StudySM

•	Achieved initial success in multi-year credit and collections initiatives

•	Continued to build out first line of defense risk management function and improve risk management capabilities

Diane E. Offereins, Executive Vice President, President - Payment Services

•	Exceeded Discover Network revenue target and Payments segment profit target

•	Increased network acceptance and network to network partners

•	Launched Discover Card on Apple Pay with significant progress on other mobile wallets

•	Achieved strong commercial payments volume

•	Successfully executed sale of Diners Club Italy franchise and DINIT

Carlos Minetti, Executive Vice President, President - Consumer Banking

•	Implemented strategies to balance growth, risk and profitability across consumer banking

•	Achieved profit goals in face of increasing competitive intensity

•	Delivered record level of originations in direct consumer lending products

•	Successfully executed exit of Discover Home Loans

Role of Chief Executive Officer in Compensation Decisions

Our Chief Executive Officer and senior Company Human Resources personnel met with the Committee to discuss preliminary compensation decisions for the NEOs and senior officers. The Committee also met with its independent compensation consultant, the Company’s Chief Risk Officer and the Risk Oversight Committee and the Audit Committee of the Board of Directors to discuss compensation recommendations and decisions. This allowed for ample review and consideration of 2015 Company, business segment and individual performance in determining 2015 compensation decisions. The role of the NEOs in compensation decisions is more fully discussed below and the role of the Committee and its consultant are discussed in “Executive and Director Compensation.” The decisions of the Committee for 2015 performance are reflected below in “Components of Compensation.”

For Ms. Offereins and Mr. Minetti, the Company’s President and Chief Operating Officer, Mr. Hochschild, discussed overall contributions to Company performance and individual responsibility for business segment, functional, and/or strategic goals, and then presented a corresponding pay recommendation to Mr. Nelms. Mr. Nelms, as Chief Executive Officer, considering the input of Mr. Hochschild, discussed each NEO’s overall contribution to Company performance and his or her individual responsibility for business segment, functional, and/or strategic goals. Mr. Nelms then made a corresponding pay recommendation for each NEO during the Committee’s December 2015 meeting. Mr. Nelms and Mr. Hochschild were assisted in the process by senior Company Human Resources personnel. Mr. Nelms presented final recommendations to the Committee during the Committee’s January 2016 meeting. No NEO, including Mr. Nelms and Mr. Hochschild, was involved in his or her own pay decisions. The Committee requested input from senior Company Human Resources personnel and the Company’s Chief Risk Officer, as well as the Committee’s independent consultant when it considered and approved the final compensation of Mr. Nelms. Mr. Graf, Ms. Offereins and Mr. Minetti did not have a role in these compensation decisions.

Components of Compensation

2015 compensation decisions for our NEOs were closely tied to our 2015 financial performance and consisted of three key components - base salary, STI, and LTI (which consists of both PSUs and RSUs)—with a significant portion of total compensation (PSUs and RSUs) tied to long-term Company performance. These components are summarized below.

Base Salary

We provide our NEOs and other executives with a market-competitive annual base salary to attract and retain an appropriate caliber of talent for the position. We generally review base salaries for the NEOs and other executives annually in December and determine whether to make increases or decreases based on changes in our competitive market (proxy peer group and market survey data), individual performance, relative role impact and experience in position. See “2015 Summary Compensation Table” for a summary of 2015 NEO base salaries.

Short-Term Incentive Program

In 2015, we continued to offer our NEOs the opportunity to earn a market competitive annual cash award based on the Company’s financial performance, based primarily on net income, as well as other secondary performance and risk factors, and individual performance. The STI opportunity is provided to motivate executives to achieve our annual business goals and to attract and retain an appropriate caliber of talent for the position, recognizing that similar annual STI opportunities are provided at other companies with which we compete for talent. Our NEOs have target STI opportunities, represented on the “2015 Grants of Plan-Based Awards” table, which were communicated to them at the beginning of the year. Net income is the primary factor that funds incentive compensation within an established framework. The Committee may then make a discretionary adjustment to funding after evaluation of many other secondary factors such as ROE (and risk-adjusted returns), EPS, credit performance, growth goals, flagship initiatives, relative performance, total shareholder return, risk and other factors relevant to the year, as well as individual performance. The Committee believes this provides the right level of transparency while maintaining the flexibility to adjust for extraordinary circumstances that positively or negatively affect net income. This approach also ensures that pay is commensurate with risks taken and the quality of performance results.

In 2015, the Company achieved net income of $2,297 million, which met our 2015 Plan net income target of $2,296 million. Accordingly, when determining 2015 STI compensation decisions, the Committee assessed net income versus the Plan target and made a discretionary judgment on appropriate 2015 STI compensation for each of the NEOs. See “2015 Decision-Making Process” above for more details on the factors considered by the Committee in compensation decisions and see “2015 Summary Compensation Table” for the actual STI decisions.

Long-Term Incentive Program

The Committee, with input from its independent consultant, continues to emphasize stock compensation for NEOs to align the long-term interests of our NEOs with our shareholders. The Committee believes that the use of RSUs and PSUs that vest over a multi-year period focuses executives on the Company’s long-term interests without leading to imprudent risk taking. In addition, the Committee believes that time-vested RSUs and performance-vested PSUs represent an efficient method of delivering long-term stock compensation, generally using fewer shares than other types of stock-based award vehicles while having value that is ultimately tied to Company performance. For 2015, the Committee continued to believe a combination of RSUs that generally vest ratably over a three-year period and at-risk PSUs tied to a three-year Company performance and vesting period (pending evaluation against the Company’s risk policies) was the appropriate mix of LTI awards.

The Committee sets long-term stock compensation commensurate with level in the organization to appropriately motivate the individuals with the most impact on driving the success of the organization and creating shareholder value. The Committee established a target LTI value for the NEOs, represented as a percentage of their base salaries, and determined that 69% of the target compensation of the CEO and, on average, 61% of the target compensation of the other NEOs, would be in the form of long-term stock compensation. In addition, the Committee established a target PSU and RSU mix as a percentage of the total target LTI of each NEO, as represented below.

The LTI award consists of a forward-looking stock award with an initial value that varies based primarily on annual Company net income performance. The Committee also considers other growth and performance goals, as well as relative performance against peers and the Company’s risk appetite. The number of PSUs and RSUs granted is determined by dividing the dollar value of the award by the fair market value on the date of grant. The PSU and RSU grants were made in January 2015. See “2015 Decision-Making Process” above for more details on how the factors considered by the Committee impacted compensation decisions and see “2015 Summary Compensation Table” for the actual LTI decisions.

The Company’s NEOs are required to own a certain amount of Company stock and must retain net shares that vest for a certain period of time as described in “Other Arrangements, Policies and Practices Related to Our Executive Compensation Program.”

Performance Stock Units

2015 PSU Awards

At-risk PSUs are granted annually at the beginning of a three-year Company performance period to further reinforce the NEOs’ accountability for the Company’s future financial and strategic goals by tying a greater portion of compensation directly to the Company’s EPS and ultimately the Company’s stock price. The majority of the 2015 LTI awards for NEOs consisted of PSUs, which were granted under the Company’s 2014 Omnibus Incentive Plan. Under this program, PSUs will generally vest and convert to shares of Common Stock if and to the extent the Company achieves specific cumulative EPS performance goals over a three-year period and the executive remains employed by the Company for a three-year period (with exceptions for certain termination events, e.g. retirement, disability or death), and are subject to an evaluation of compliance with the Company’s risk policies over the three-year period. The performance period for the 2015 award of PSUs began on January 1, 2015 and ends on December 31, 2017. The EPS performance target is established during the annual business planning process and incorporates a degree of stretch that is intended to push the Company and the NEOs to achieve higher performance within the Company’s risk framework. In this way, target PSU payout will be achieved if the Company meets its business plan goals. Achievement of maximum and threshold performance goals are each expected to be infrequent in occurrence. Participants will receive no portion of the award if the minimum performance threshold is not met. If the Company exceeds the target performance hurdles, the NEO can potentially earn an award in excess of the target, up to a maximum of one and one-half times the target award. Any shares received upon conversion of these PSUs will be subject to the share ownership guidelines and share retention requirements for senior executives. In addition, the Company has a clawback provision that allows the Company to reclaim PSU compensation for a three-year period preceding the date on which the Company restates its financial statements due to material noncompliance with financial reporting requirements. The awards will receive dividend equivalents in cash which will accumulate and pay out, if at all, if and when the underlying shares are released to the NEOs.

2013 PSU Payouts

The performance period for our PSUs granted in January 2013 was completed on December 31, 2015. The cumulative diluted EPS over the three-year period was $14.99 versus a target of $11.23. An EPS of $5.62 and $12.91 were required to receive a minimum and maximum payout, respectively. Therefore, the actual EPS measured for the performance period resulted in a payout factor of 150% of the target amount, and was achieved due to effective NEO execution of key business decisions and strategies, including strong focus on growth and credit risk management. The final payout of these PSUs was determined after confirmation of compliance with the Company’s risk policies, and employees received earned shares (which will be subject to clawback provisions, and for NEOs, subject to the share retention requirements) when they vested in February 2016.

Restricted Stock Units

A portion of the LTI grant for 2015 consisted of RSUs. These RSUs are subject to market risk tied to the Company stock price. The Committee maintains that RSUs ensure that the interests of senior executives are directly aligned with the long-term interests of the Company and its shareholders as well as motivate future contributions and decisions aimed at increasing shareholder value. RSUs generally vest and convert to shares ratably over a three-year period, subject to compliance with the Company’s risk policies and assuming the executive remains employed by the Company through the vesting date (with exceptions for certain termination events, e.g. retirement, disability or death). Any shares received upon conversion of these RSUs will be subject to the share ownership guidelines and share retention requirements for senior executives. In addition, the Company has a clawback provision that allows the Company to reclaim RSU compensation for a three-year period preceding the date on which the Company restates its financial statements due to material noncompliance with financial reporting requirements. The awards will receive dividend equivalents in cash, which are paid to the NEOs in the same amount and at the same time as dividends are paid to all Company common shareholders.

Summary of Chief Executive Officer Compensation

Consistent with our philosophy, a large portion of NEO compensation is at-risk performance-based compensation. The chart below shows the 2015 elements of compensation that comprised target total direct compensation for Mr. Nelms. Approximately 89% of his target total direct compensation is variable and tied to Company financial and/or stock price performance.

In addition to a highly performance-based compensation structure, NEOs are subject to both stock ownership requirements and stock holding requirements associated with each stock award. As CEO, Mr. Nelms is required to own 7 times his annual base salary and hold 50% of any net shares acquired through stock awards granted during 2013-2015 for at least one year following the vesting date. Mr. Nelms is required to hold 100% of any net shares acquired through stock awards granted in 2016 for at least one year following the vesting date. As of December 2015, Mr. Nelms owned 103 times his annual base salary in Discover stock, directly aligning his own interests with those of our shareholders and significantly exceeding his share ownership guidelines. See “2015 Decision-Making Process” above for more details on how the factors considered by the Committee impacted compensation decisions and see “2015 Summary Compensation Table” for the Committee’s actual compensation decisions for Mr. Nelms.

Special Awards to the Executive Vice President and Chief Financial Officer and the President and Chief Operating Officer

On April 29, 2015, the Committee approved a special grant of 68,599 restricted stock units valued at approximately $4.0 million to Mr. Graf, Executive Vice President and Chief Financial Officer. The grant is designed to promote retention and support continued progress on the Company’s long-term strategy over a four-year vesting period. The terms and conditions of the restricted stock units are identical to the time-vested restricted stock units granted to certain employees under the LTI program, except that (i) the RSUs vest in four (rather than in three) equal annual installments beginning on February 1, 2016, and (ii) shares issued within twelve (12) months prior to a voluntary termination that occurs before full vesting of the award are subject to a clawback.

On December 17, 2015, the Committee approved a special grant of 100,000 restricted stock units valued at approximately $5.4 million to Mr. Hochschild, President and Chief Operating Officer. The grant is designed to promote retention and support continued progress on the Company’s long-term strategy over a five-year vesting period. The RSUs, subject to certain forfeiture conditions and acceleration provisions, vest in full on December 17, 2020, and do not vest upon retirement prior to this date. Unless otherwise provided in the award certificate, the restricted stock units may become fully vested before this date due to death, disability, a change in control of the Company, or termination of employment by the Company that is not for cause.

Other Arrangements, Policies and Practices Related to Our Executive Compensation Program

Share Ownership Guidelines

The Committee maintains share ownership guidelines for NEOs and other executives, and the Nominating and Governance Committee maintains guidelines for directors. The guidelines recommend that the following multiples of annual base salary or, in the case of our directors, annual cash retainer, be held in shares of Company stock at the close of each year:

Participants	Recommended Share Ownership (as Multiple of Cash Base Salary or Annual Cash Retainer)
Director	5X
Chief Executive Officer	7X
President	5X
All other NEOs	3X

Stock to be counted toward ownership targets includes actual Common Stock held, including stock held in “street” accounts, unvested RSUs, and Common Stock held in the Company’s 401(k) plan. The guidelines provide that recommended ownership must be attained within five years of appointment (or the inception or modification date of the guidelines, if later). To monitor progress toward meeting the guidelines, the Committee reviews current executive ownership levels at each December meeting, ahead of year-end executive compensation decisions. The Nominating and Governance Committee reviews director ownership levels. If an NEO or other executive is not on schedule to meet the guidelines, the Committee may award the executive compensation in the form of stock that would have otherwise been awarded as cash bonus year-end compensation.

As of December 2015, using the ten-day average closing stock price ending prior to December 8, 2015, the following multiples of base salary were held in shares of Company stock by each of our NEOs:

Executive Officer	Required Multiple	Actual Multiple
David W. Nelms	7X	103X
R. Mark Graf	3X	12X
Roger C. Hochschild	5X	75X
Diane E. Offereins	3X	31X
Carlos Minetti	3X	27X

Share Retention Guidelines

For grants from 2013 to 2015, Company policy required NEOs to hold fifty percent of net shares received upon settlement of stock awards for one year. Beginning with 2016 grants, the Committee approved a share retention requirement for senior executives, including the NEOs, to hold one hundred percent of net shares for one year after the vesting date. The Committee continues to believe share retention guidelines further promote shareholder alignment.

Restrictions on Hedging and Pledging

Under Company policy, directors and executives are prohibited from hedging Company securities, holding Company securities in a margin account or otherwise pledging Company securities, including as collateral for a loan.

Retirement and Other Benefits

The Company offers benefits such as medical, disability and life coverage to promote employee health and protect against catastrophic expenses. The Discover 401(k) Plan provides employees with the opportunity to save for retirement. We also maintain the Discover Pension Plan which was frozen as of December 31, 2008. All employees are offered a benefits package that is competitive with those offered by companies with which we compete for talent, and our NEOs participate in our benefit plans on the same basis as our employees generally. The Company does not offer any supplemental benefits or deferred compensation programs to our NEOs.

Both the Discover 401(k) Plan and the Discover Pension Plan are designed to qualify under Section 401(a) of the Internal Revenue Code (“IRC”). Additional information regarding Company contributions to the Discover 401(k) Plan is provided in the footnotes to the “2015 Summary Compensation Table.” Additional information regarding Company contributions to the Discover Pension Plan is provided after the “2015 Pension Benefits Table.”

Executive Change in Control Severance Policy and Severance Pay Plan

The Company provides severance protection to our NEOs and other executives under a Change in Control Severance Policy so as to allow executives to focus on acting in the best interests of shareholders regardless of impact on their own employment. Change in control severance protections are commonly provided at other companies with which we compete for talent. Benefits under our policy are paid in the event of a double trigger, meaning an involuntary termination (by the Company without just cause or by the executive for good reason or death or disability) within two years following or six months prior to a change in control. No excise tax gross-ups are provided for any employees.

The Company also sponsors a broad-based Severance Pay Plan that provides severance benefits to eligible employees, including NEOs who are involuntarily terminated (without cause in connection with a workforce reduction, closure or other similar event) to provide security in the event of an unanticipated job loss. The Severance Pay Plan will not pay benefits to an employee eligible for benefits under the Change in Control Severance Policy.

The Change in Control Severance Policy, the Severance Pay Plan and the estimated payments under each of our NEOs are detailed in the “2015 Potential Payments Upon a Termination or Change in Control Table.”

Accounting and Tax Information

IRC Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1 million per year paid to the Chief Executive Officer or other employee who is an NEO for the tax year by reason of being among the three highest compensated officers for the tax year (other than the Chief Executive Officer or the Chief Financial Officer). Certain compensation, including “performance-based compensation,” may qualify for an exemption from the deduction limit if it satisfies various technical requirements under IRC Section 162(m). With respect to our annual incentive awards, in January 2015, the Committee approved an incentive pool that is designed to qualify compensation awarded to our executives as “performance-based.” The 2015 incentive pool was 5% of our net income, with our NEOs allocated no more than a specified percentage of the pool, as follows: Mr. Nelms - 32%; Mr. Hochschild - 20%; Mr. Graf - 10%; Ms. Offereins - 10%; and Mr. Minetti - 10%. Actual amounts of the incentive awards were approved within these limits based on the factors described above.

The Committee views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy. The Committee reviews each material element of compensation on a continuing basis and takes steps to assure deductibility if that can be accomplished without sacrificing flexibility and other important elements of the overall executive compensation program.

COMPENSATION COMMITTEE REPORT

The Compensation and Leadership Development Committee (“Compensation Committee”) establishes the compensation program for the Chief Executive Officer and for the other named executive officers of Discover Financial Services (“Company”). The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis of the Company with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement, its Annual Report on Form 10-K and such other filings with the Securities and Exchange Commission as may be appropriate.

Submitted by the Compensation and Leadership Development Committee of the Board of Directors:

Gregory C. Case (Chair)

Jeffrey S. Aronin

Richard H. Lenny

Mark A. Thierer

2015 EXECUTIVE COMPENSATION

The narrative, tables and footnotes below describe the total compensation paid for fiscal 2015 to the Chief Executive Officer, Chief Financial Officer and the next three most highly compensated individuals (collectively, the “NEOs”) who were serving as executive officers of the Company on December 31, 2015.

2015 Summary Compensation Table

The following table contains information regarding the components of total compensation of the NEOs for the Company’s fiscal years ended December 31, 2015, 2014, and 2013. The information included in this table reflects compensation earned by the NEOs for services rendered to the Company during the respective period.

Executive	Year	Salary ($)(1)	Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQDC Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
David W. Nelms	2015	1,000,000	6,000,028		1,487,500	—	18,400	8,505,928

Chairman and Chief	2014	1,000,000	6,050,004		1,500,000	42,477	79,259	8,671,740

Executive Officer	2013	1,000,000	18,203,989		1,950,000	—	17,850	21,171,839

R. Mark Graf	2015	625,000	5,718,748	(3)	656,000	—	18,400	7,018,148

EVP, Chief Financial	2014	625,000	1,890,603		725,000	—	18,050	3,258,653

Officer	2013	625,000	2,299,993		875,000	—	17,850	3,817,843

Roger C. Hochschild	2015	750,000	8,387,957	(3)	956,250	—	18,400	10,112,607

President and Chief	2014	750,000	3,299,983		1,237,500	45,389	18,050	5,350,922

Operating Officer	2013	750,000	3,799,981		1,400,000	—	17,850	5,967,831

Diane E. Offereins	2015	650,000	1,950,026		787,500	—	18,400	3,405,926

EVP, President -	2014	650,000	2,145,005		825,000	45,356	18,050	3,683,411

Payment Services	2013	650,000	2,599,991		825,000	—	17,850	4,092,841

Carlos Minetti	2015	650,000	1,950,026		710,000	—	18,400	3,328,426

EVP, President of	2014	650,000	2,145,005		765,000	32,689	18,050	3,610,744

Consumer Banking	2013	650,000	2,400,019		950,000	—	17,850	4,017,869

(1)	Represents the base salary earned during the fiscal year.
(2)	Represents the aggregate grant date fair value of RSU and PSU awards made to the NEOs pursuant to FASB ASC Topic 718. The value of PSUs is based on the probable outcome of the performance conditions on the grant date. The grant date value of the PSUs granted for 2015, assuming the highest level of performance conditions is met was $6,750,061 for Mr. Nelms, $1,546,895 for Mr. Graf, $3,149,963 for Mr. Hochschild, $1,755,024 for Ms. Offereins and $1,755,024 for Mr. Minetti. Please see “Compensation Discussion and Analysis—Components of Compensation” for further details on our LTI program. Additional details on accounting for stock-based compensation can be found in Note 2: “Summary of Significant Accounting Policies—Stock-based Compensation” and Note 11: “Stock-Based Compensation Plans” of our consolidated financial statements in our Annual Report on Form 10-K.
(3)	For Messrs. Graf and Hochschild, includes grant date fair value of one-time RSU awards discussed in “Special Awards to the Executive Vice President and Chief Financial Officer and the President and Chief Operating Officer.”
(4)	Represents the actuarial increase during the fiscal year in the pension value, primarily due to the change in the Pension Plan discount rate and mortality tables. For details on the valuation method and assumptions used in calculating the present value of accumulated benefit, please see Note 12: “Employee Benefit Plans” of our consolidated financial statements in our Annual Report on Form 10-K. There were no above market nonqualified deferred compensation earnings for the plans in which each NEO participated. A description of the Company’s pension benefits is provided following the “2015 Pension Benefits Table.”
(5)

Represents the Company’s contributions to the Discover 401(k) Plan for each NEO during each calendar year. The 401(k) Plan allows for pre-tax deferrals up to 30% of eligible earnings, including base, salary, bonus and commissions, up to the IRC Section 401(a)(17) compensation limit ($265,000 in 2015) (“Eligible Earnings”) and, if age 50 or older as of December 31 of the plan year, catch-up contributions, each subject to the maximum allowable amount under the IRC. The 401(k) Plan is a safe harbor plan. Company contributions are vested after two years of service and include a fixed contribution of 3% of Eligible Earnings (effective January 1, 2014, only for those employed on the last day of the calendar year or a prorated fixed contribution for a partial year after certain termination events such as death, disability or retirement), plus a match contribution that varies based upon the pre-tax deferrals, up to the IRC Section 402(g) pre-tax deferral limit ($18,000 for 2015), with a maximum match of 4% of Eligible Earnings.

Grants of Plan-Based Awards for 2015

The following table includes the 2015 target STI opportunities, and the RSU and PSU awards made to the NEOs in the fiscal year ending December 31, 2015. No options were awarded to the NEOs. For more information regarding these grants, see the discussion on pages 19-34.

	Grant Date	Estimated future payouts under non-equity incentive plan awards(1)	Estimated future payouts under equity incentive plan awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		Grant Date Fair Value of Stock and Option Awards($)(6)
Name		Target ($)	Threshold (#)	Target (#)	Maximum (#)

David W. Nelms	—	1,750,000	—	—	—	—		—

	1/22/2015	—	—	—	—	26,169		1,500,007

	1/22/2015	—	—	78,507	117,761	—		4,500,021

R. Mark Graf	—	656,250	—	—	—	—		—

	1/22/2015	—	—	—	—	11,994		687,496

	1/22/2015	—	—	17,991	26,987	—		1,031,244

	4/29/2015	—	—	—	—	68,599	(4)	4,000,008

Roger C. Hochschild	—	1,125,000	—	—	—	—		—

	1/22/2015	—	—	—	—	15,701		899,981

	1/22/2015	—	—	36,636	54,954	—		2,099,976

	12/17/2015	—	—	—	—	100,000	(5)	5,388,000

Diane E. Offereins	—	747,500	—	—	—	—		—

	1/22/2015	—	—	—	—	13,608		780,011

	1/22/2015	—	—	20,412	30,618	—		1,170,016

Carlos Minetti	—	747,500	—	—	—	—		—

	1/22/2015	—	—	—	—	13,608		780,011

	1/22/2015	—	—	20,412	30,618	—		1,170,016

(1)	Represents the target payout under the annual STI program. Payments can range above or below target primarily based on annual Company net income. The Compensation and Leadership Development Committee (“Committee”) also considers other secondary Company-wide metrics including ROE (and risk-adjusted returns), EPS, credit performance, growth goals, impact of legislative and regulatory changes on the business, relative performance, risk, total shareholder return and other factors relevant to the year and individual performance. Because there is no threshold or maximum payout, those columns have been omitted in accordance with SEC rules. Actual payout amounts for 2015 are included in the “Non-Equity Incentive Plan Compensation” column of the “2015 Summary Compensation Table.”
(2)

Represents PSUs awarded in January 2015, under the 2014 Omnibus Incentive Plan. PSUs are expected to vest and convert to shares of Common Stock on February 1, 2018, within the represented threshold and maximum amounts, depending on the extent the Company exceeds specific cumulative EPS performance goals over the three-year period and provided the executive remains employed by the Company (with exceptions for certain termination events as detailed below), and are subject to an evaluation of compliance with the Company’s risk policies. The entire PSU award will be canceled if the minimum cumulative EPS performance threshold is not met. To the extent the NEO voluntarily terminates from the Company or is terminated for cause prior to the scheduled vesting date, other than as described below, none of the PSUs will vest and the entire award will be forfeited. In certain instances of a termination of the NEO’s employment prior to the scheduled vesting date, including due to (i) involuntary termination such as a reduction in force or elimination of the executive’s position, provided that a fully-executed irrevocable release agreement is executed or (ii) retirement, death or disability, a pro-rata portion of the PSUs is expected to vest and convert to shares following the conclusion of the vesting period. In the event of a change in control of the Company during the first year of the performance period, the award will be converted to cash at target performance and paid out according to the vesting schedule or sooner in the event of a qualified termination following the change in control event. In the event of a change in control of the Company during the second or third year of the performance period, performance will be measured through the last day of the Company’s quarter preceding the change in control and the award will then be converted to cash and paid out according to the vesting schedule or sooner in the event of a qualified termination following the change in control event. PSUs include the right to receive dividend equivalents which will accumulate and pay out in cash, if at all, if and when the underlying shares are paid to the NEOs. Awards are subject to certain restrictive covenants including non-competition, non-solicitation and confidentiality restrictions. In addition, shares earned under the PSU awards are subject to hold restrictions.
(3)	Represents RSUs awarded in January 2015, under the 2014 Omnibus Incentive Plan, which are expected to vest and convert in three equal installments on February 1, 2016, 2017 and 2018. Vesting of these RSUs will be accelerated in the event of termination of the executive’s employment due to (i) a change in control, (ii) the executive’s death or disability, (iii) the executive’s eligible retirement, or (iv) involuntary termination such as a reduction in force or elimination of the executive’s position, provided that an irrevocable release agreement is fully executed. Unvested RSUs will be canceled in the event of a termination of employment for any other reason. RSUs include the right to receive dividend equivalents in the same amount and at the same time as dividends paid to all Company common shareholders. Awards are subject to certain restrictive covenants including non-competition, non-solicitation and confidentiality restrictions. In addition, shares earned under the RSU awards are subject to hold restrictions.
(4)	Represents RSUs awarded in April 2015, under the 2014 Omnibus Incentive Plan, which are expected to vest and convert in four equal installments on February 1, 2016, 2017, 2018 and 2019. Unless otherwise provided in the award certificate, the RSUs may become fully vested before this date due to death, disability, a change in control of the Company, or termination of employment by the Company that is not for cause. In addition, shares issued within twelve (12) months prior to a voluntary termination that occurs before full vesting of the award are subject to a clawback and shares earned under the RSU awards are subject to hold restrictions.
(5)	Represents RSUs awarded in December 2015, under the 2014 Omnibus Incentive Plan, which are expected to vest in full on December 17, 2020, and will not vest upon retirement prior to this date. Unless otherwise provided in the award certificate, the RSUs may become fully vested before this date due to death, disability, a change in control of the Company, or termination of employment by the Company that is not for cause. In addition, shares earned under the RSU awards are subject to hold restrictions.
(6)	Represents the aggregate grant date fair value of the awards pursuant to FASB ASC Topic 718. Additional details on accounting for stock-based compensation can be found in Note 2: “Summary of Significant Accounting Policies—Stock-based Compensation” and Note 11: “Stock-Based Compensation Plans” of our consolidated financial statements contained in our Annual Report on Form 10-K.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information for each NEO regarding outstanding stock option awards and unvested stock awards held by each of the NEOs as of December 31, 2015.

	Option Awards			Stock Awards(1)

	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (#)		Market Value of Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David W. Nelms(2)	45,315	26.68	12/12/2016	16,673	(3)	894,006	84,560	(11)	4,534,107
				15,856	(4)	850,199	78,507	(12)	4,209,545
				200,000	(7)	10,724,000
				18,790	(5)	1,007,520
				26,169	(6)	1,403,182
				214,065	(10)	11,478,165
R. Mark Graf				7,275	(3)	390,086	21,140	(11)	1,133,527
				7,885	(4)	422,794	17,991	(12)	964,677
				9,394	(5)	503,706
				11,994	(6)	643,118
				68,599	(8)	3,678,278
				53,228	(10)	2,854,085
Roger C. Hochschild(2)	41,860	26.68	12/12/2016	10,004	(3)	536,414	43,049	(11)	2,308,287
				9,771	(4)	523,921	36,636	(12)	1,964,422
				12,298	(5)	659,419
				15,701	(6)	841,888
				100,000	(9)	5,362,000
				102,597	(10)	5,501,251
Diane E. Offereins				7,528	(3)	403,651	23,984	(11)	1,286,022
				8,914	(4)	477,969	20,412	(12)	1,094,491
				10,660	(5)	571,589
				13,608	(6)	729,661
				60,170	(10)	3,226,315
Carlos Minetti				8,538	(3)	457,808	23,984	(11)	1,286,022
				8,228	(4)	441,185	20,412	(12)	1,094,491
				10,660	(5)	571,589
				13,608	(6)	729,661
				55,542	(10)	2,978,162

(1)	All equity award values are based on a December 31, 2015 closing stock price of $53.62 per share of our Common Stock. RSUs include the right to receive dividend equivalents in the same amount and at the same time as dividends are paid to all Company common shareholders. PSUs include the right to receive dividend equivalents which will accumulate and pay out in cash, if at all, if and when the underlying shares are released to the NEOs.

(2)	Excludes 502,557 deferred RSUs for Mr. Nelms and 430,763 deferred RSUs for Mr. Hochschild, as described in the “2015 Nonqualified Deferred Compensation Table.” These shares will convert to shares of Common Stock when Mr. Nelms and Mr. Hochschild leave the Company.
(3)	These RSUs are expected to vest and convert to shares of Common Stock on January 2, 2016.
(4)	These RSUs are expected to vest and convert to shares of Common Stock on February 1, 2016.
(5)	These RSUs are expected to vest and convert to shares of Common Stock in equal installments on February 1, 2016 and 2017.
(6)	These RSUs are expected to vest and convert to shares of Common Stock in equal installments on February 1, 2016, 2017 and 2018.
(7)	These RSUs are expected to vest and convert to shares of Common Stock on December 31, 2018.
(8)	These RSUs are expected to vest and convert to shares of Common Stock in equal installments on February 1, 2016, 2017, 2018 and 2019.
(9)	These RSUs are expected to vest and convert to shares of Common Stock on December 17, 2020.
(10)	These PSUs are expected to vest and convert to shares of Common Stock on February 1, 2016, assuming the risk policies review is satisfactory. The final payout is determined by the Committee and may be less than amount shown.
(11)	These PSUs are expected to vest and convert to shares of Common Stock on February 1, 2017, assuming performance conditions are met and the risk policies review is satisfactory. Unvested PSUs are shown at the amounts corresponding to, and assuming achievement of, the target performance level for the full performance period based on actual cumulative performance for the first and second years of the performance period. The final payout is determined by the Committee and may be less or more than amount shown.
(12)	These PSUs are expected to vest and convert to shares of Common Stock on February 1, 2018, assuming performance conditions are met and the risk policies review is satisfactory. Unvested PSUs are shown at the amounts corresponding to, and assuming achievement of, the target performance level for the full performance period based on actual performance during the first year of the performance period. The final payout is determined by the Committee and may be less or more than amount shown.

Option Exercises and Stock Vested for 2015

The following table provides information regarding the number of stock awards that vested and the subsequent value realized from the exercise or vesting of such awards during the 2015 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David W. Nelms	—	—	455,181	29,473,352
R. Mark Graf	—	—	102,979	6,592,535
Roger C. Hochschild	—	—	246,190	15,916,155
Diane E. Offereins	—	—	122,905	7,876,672
Carlos Minetti	—	—	123,229	7,905,381

(1)	The amount shown represents the closing price of a share of our Common Stock on the scheduled vesting date multiplied by the number of RSUs and PSUs that vested.

2015 Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)(3)
David W. Nelms	Discover Financial Services Pension Plan	9.3333	179,549
R. Mark Graf(4)	Discover Financial Services Pension Plan	—	—
Roger C. Hochschild	Discover Financial Services Pension Plan	9.1667	163,852
Diane E. Offereins	Discover Financial Services Pension Plan	9.0833	208,729
Carlos Minetti	Discover Financial Services Pension Plan	7.0000	125,530

(1)	For actuarial valuation purposes, credited service is attributed through the measurement date of December 31, 2008, the date that the Discover Pension Plan was frozen.

(2)	Service credit and actuarial values are calculated as of December 31, 2015, the plan’s measurement date for the last fiscal year.
(3)	For details on the valuation method and assumptions used in calculating the present value of accumulated benefit, please see Note 12: “Employee Benefit Plans” of our consolidated financial statements in our Annual Report on Form 10-K.
(4)	Mr. Graf does not participate in the Discover Pension Plan as he was hired after it was frozen.

Effective December 31, 2008, the Discover Pension Plan, a defined benefit pension plan, was frozen for all participants, although additional service will count towards vesting and retirement eligibility for any participant, including NEOs, in the Discover Pension Plan as of December 31, 2008.

The table above lists the amounts we estimate as the present value of accumulated benefits the Discover Pension Plan will pay to each of the NEOs upon the normal retirement age of 65. Messrs. Nelms, Hochschild and Minetti and Ms. Offereins each participate in the Discover Pension Plan. Mr. Graf does not as he was hired after the Discover Pension Plan was frozen. Accrued, frozen benefits under the Discover Pension Plan are determined with reference to career-average pay limited to $170,000 per year, and for each calendar year of service prior to 2009 generally equal: (i) 1% of the participant’s eligible annual pay; plus (ii) 0.5% of the participant’s eligible annual pay which exceeded the participant’s Social Security covered compensation limit for that year. The estimated annual benefits payable under the Discover Pension Plan at the earliest age at which a participant may retire with an unreduced benefit (age 65) are set forth above.

2015 Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
David W. Nelms	2007 Omnibus Incentive Plan	—	—	(5,965,352)	—	26,947,106
Roger C. Hochschild	2007 Omnibus Incentive Plan	—	—	(5,113,157)	—	23,097,512

(1)	Reflects change in value of deferred RSUs due to fluctuations in stock price. Excludes cash dividend equivalent payments of $542,762 and $465,224 paid on deferred RSUs for Mr. Nelms and Mr. Hochschild, respectively.
(2)	Includes the value of RSUs that vested but were not converted into shares of Common Stock per the terms of the founder’s grant RSU awards granted in connection with the Company’s spin-off from Morgan Stanley.

Potential Payments Upon a Termination or Change in Control

Change in Control Severance Policy

The Company sponsors a broad-based welfare benefits plan, including a Change in Control Severance Policy (the “Policy”), which applies to members of our management, including the NEOs.

If any NEO is terminated, other than for cause (as defined in the Policy), disability, death or voluntary retirement, including a voluntary termination following a mandatory change in work location, as specified in the Policy, or diminution in salary, benefits or responsibilities, within six months prior to or two years following the occurrence of a change in control (as defined in the Policy), upon Discover’s receipt of a fully-executed irrevocable release in a form satisfactory to Discover, such NEO would be entitled to receive:

•

a lump sum cash payment equal to 1.5 times the sum of his or her annual base salary plus average cash bonus paid in the prior three years, or if the NEO has been an employee for less than three years, the number of years the NEO has been employed by the Company;

•

in consideration for entering into a non-competition agreement with the Company, a salary continuation payment equal to 1.5 times the sum of his or her annual base salary plus average cash bonus paid in the prior three years, or if the NEO has been an employee for less than three years, the number of years the NEO has been employed by the Company;

•	a lump sum payment equal to the prorated target cash bonus under the Company’s incentive compensation plans for the year of termination;

•	full vesting of all stock-based awards granted to the NEO under the Company’s incentive compensation plans;

•	outplacement services for a period of two years at the Company’s expense with a firm provided by the Company;

•	certain legal fees if the NEO commences litigation and, as a result, becomes entitled to receive benefits in an amount greater than those offered by the Company prior to such litigation; and

•	a lump sum payment equal to the difference between COBRA (for medical, dental and vision) and active employee premiums for 24 months.

If benefits payable under the Policy together with other Company benefits payable to the NEO would subject the NEO to an excise tax under the IRC, the benefits payable under the Policy may be reduced to the extent necessary to prevent any portion of the benefits from becoming nondeductible by the Company or subject to the excise tax, but only if, by reason of that reduction, the net after-tax benefit received by the NEO exceeds the net after-tax benefit the NEO would receive if no reduction was made.

Severance Pay Plan

The Company sponsors a broad-based welfare benefits plan which provides severance benefits to eligible employees, including the NEOs, who are involuntarily terminated in connection with a workforce reduction, closure or other similar event. The Severance Pay Plan will not pay benefits to an employee eligible for benefits under the Change in Control Severance Policy.

If any NEO is terminated, other than for cause (as defined in the Severance Pay Plan), upon Discover’s receipt of a fully-executed irrevocable release in a form satisfactory to Discover, such NEO would be entitled to receive:

•	a lump sum cash payment of up to one times the sum of his or her annual base salary;

•

a lump sum payment of some or all of the cash bonus under the Company’s incentive compensation plan the employee may have been eligible to receive at the end of the fiscal year based upon the performance of Discover, the employee’s business unit and his or her individual performance, which may be paid at the discretion of the Committee;

•	outplacement services for a period of one year at the Company’s expense with a firm provided by the Company; and

•	a lump sum payment equal to 12 months of the applicable premium for group health plan coverage in place prior to termination of employment, plus a payment for income taxes on such amount.

2015 Potential Payments Upon a Termination or Change in Control Table

The following table sets forth the payments that each of our NEOs would have received under various termination scenarios on December 31, 2015. With regard to the payments upon a change in control, the amounts detailed below assume that each NEO’s employment was terminated by the Company without “cause” or by the executive for “good reason” within the specified time period prior to or following the change in control. The table below assumes a stock price of $53.62, the closing price of a share of our common stock on December 31, 2015.

Pursuant to the terms of our stock plans and outstanding stock award agreements, the vesting of certain outstanding unvested stock awards is accelerated in the event of a termination of the NEO’s employment (i) in connection with a change in control, (ii) in the event of the NEO’s death, disability, retirement, or (iii) involuntary termination such as a reduction in force or elimination of the NEO’s position, provided that a fully-executed irrevocable release agreement is executed. The vesting of the special retention grant made to Mr. Hochschild in 2015 is accelerated in the event of a termination of Mr. Hochschild’s employment in connection with a change in control, in the event of his death or disability, but not his retirement, or an involuntary termination without cause, provided a fully-executable irrevocable release agreement is executed.

Unvested RSUs and PSUs will be canceled in the event of a termination of employment for any other reason. NEOs who violate non-competition, non-solicitation, confidentiality, intellectual property, or other restrictive covenants within one year after a termination of employment will be required to pay to the Company the value of any RSUs and PSUs that vested on or after, or within one year prior to, such termination.

Executive Payment Elements	Termination in Connection with a Change in Control ($)		Involuntary Termination Without Cause ($)		Death ($)	Disability ($)	Voluntary Termination or Involuntary Termination with Cause ($)	Retirement ($)(7)
David W. Nelms
Salary and Other Cash Payments	11,325,000	(1)	2,487,500	(6)	—	—	—
Equity Awards(2)	36,782,982		31,296,814		31,296,814	31,296,814	—
Excise Tax Gross-up(3)	n/a		n/a		n/a	n/a	—
Health Coverage(4)	27,499		24,367		—	—	—
Other(5)	19,800		7,200		—	—	—
Total	48,155,282		33,815,881		31,296,814	31,296,814	—	n/a
R. Mark Graf
Salary and Other Cash Payments	2,616,035	(1)	1,281,000	(6)	—	—	—
Equity Awards(2)	11,006,814		9,697,767		9,697,767	9,697,767	—
Excise Tax Gross-up(3)	n/a		n/a		n/a	n/a	—
Health Coverage(4)	26,203		21,834		—	—	—
Other(5)	19,800		7,200		—	—	—
Total	13,668,853		11,007,801		9,697,767	9,697,767	—	n/a
Roger C. Hochschild
Salary and Other Cash Payments	8,212,500	(1)	1,706,250	(6)	—	—	—
Equity Awards(2)	18,530,778		15,880,153		15,880,153	15,880,153	—
Excise Tax Gross-up(3)	n/a		n/a		n/a	n/a	—
Health Coverage(4)	25,473		27,725		—	—	—
Other(5)	19,800		7,200		—	—	—
Total	26,788,551		17,621,328		15,880,153	15,880,153	—	n/a
Diane E. Offereins
Salary and Other Cash Payments	5,897,500	(1)	1,437,500	(6)	—	—	—
Equity Awards(2)	8,261,733		6,777,085		6,777,085	6,777,085	—	6,777,085
Excise Tax Gross-up(3)	n/a		n/a		n/a	n/a	—
Health Coverage(4)	7,894		8,740		—	—	—
Other(5)	19,800		7,200		—	—	—
Total	14,186,927		8,230,525		6,777,085	6,777,085	—	6,777,085
Carlos Minetti
Salary and Other Cash Payments	5,762,500	(1)	1,360,000	(6)	—	—	—
Equity Awards(2)	8,018,888		6,546,305		6,546,305	6,546,305	—
Excise Tax Gross-up(3)	n/a		n/a		n/a	n/a	—
Health Coverage(4)	27,847		25,235		—	—	—
Other(5)	19,800		7,200		—	—	—
Total	13,829,035		7,938,740		6,546,305	6,546,305	—	n/a

(1)	Includes severance, pro rata bonus at target and consideration for entering into the non-competition agreement. For Mr. Graf, payments reduced to prevent any portion of the benefits from becoming nondeductible by the Company or subject to an excise tax under IRC, which results in a more favorable net-after-tax benefit for Mr. Graf.
(2)	Represents the intrinsic value of the accelerated RSUs, PSUs and stock options. All outstanding options are vested, therefore the intrinsic value of accelerated stock options is zero. 2013 PSUs are shown at maximum payout level of 150% (based on actual performance), 2014 PSUs are shown at an above target payout level (based on actual performance), and 2015 PSUs are shown at target. For the PSUs, in the event of a change in control of the Company during the first year of the performance period, the award will be converted to cash at target performance and paid out according to the vesting schedule or sooner in the event of a qualified termination following the change in control event. In the event of a change in control of the Company during the second or third year of the performance period, performance will be measured through the last day of the Company’s quarter preceding the change in control and the award will then be converted to cash and paid out according to the vesting schedule or sooner in the event of a qualified termination following the change in control event. RSUs and PSUs have double trigger acceleration provisions. Upon an involuntary termination without cause or a termination in connection with death, disability or retirement, the number of PSUs received is prorated based on actual service during the performance period.
(3)	The Committee approved the elimination of excise tax gross-up payments to all employees of the Company, effective October 16, 2015.
(4)	For termination in connection with a change in control, lump sum payment equal to the difference between COBRA (for medical, dental and vision) and active employee health and welfare premiums for 24 months. For involuntary termination without cause, lump sum payment equal to 12 months of COBRA premiums (for medical, dental and vision) plus a payment for income taxes on such amount.
(5)	Includes value of expected outplacement benefits for a 24-month period for termination in connection with a change in control and for a 12-month period for involuntary termination without cause.
(6)	For purposes of illustration, includes actual 2015 bonus which may be paid in the discretion of the Committee.
(7)	Ms. Offereins is eligible for retirement and is entitled to the pension benefits described in the “2015 Pension Benefits Table”. No other NEOs were eligible for retirement as of December 31, 2015.

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

We encourage our directors, officers and employees to own our Common Stock as owning our Common Stock aligns their interests with shareholders. All executive committee members, including our NEOs, are subject to share ownership guidelines as described above in “Compensation Discussion & Analysis.” This commitment ties a portion of their net worth to the Company’s stock price and provides a continuing incentive for them to work towards superior long-term stock performance.

The following table sets forth the beneficial ownership of our Common Stock, as of March 1, 2016, by the persons and groups specified below. The percentage of calculations below are based on the number of shares of Common Stock outstanding as of March 1, 2016, rather than the percentage set forth in any shareholder’s Schedule 13G filed with the SEC. Unless otherwise indicated below, the address of each person named in the table below is c/o Discover Financial Services, 2500 Lake Cook Road, Riverwoods, Illinois 60015.

5% Beneficial Owners	Shares of Discover Common Stock Beneficially Owned(1)	Percentage of Discover Common Stock Outstanding
BlackRock, Inc., 55 East 52nd Street, New York, New York 10055(2)	31,484,663	7.60%
The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355(3)	24,374,938	5.88%
Executive Officers and Directors
David W. Nelms(4)	1,765,188	*
Roger C. Hochschild(5)	1,045,215	*
R. Mark Graf	80,703	*
Diane E. Offereins(6)	396,872	*
Julie A. Loeger	312,618	*
Jeffrey S. Aronin(7)	59,536	*
Mary K. Bush(8)	54,304	*
Gregory C. Case(9)	59,536	*
Candace H. Duncan	4,520	*
Joseph F. Eazor(10)	—	*
Cynthia A. Glassman	46,182	*
Richard H. Lenny(11)	41,976	*
Thomas G. Maheras(12)	44,461	*
Michael H. Moskow(13)	50,271	*
Mark A. Thierer(14)	7,461	*
Lawrence A. Weinbach(15)	52,036	*
Directors and executive officers as a group (23 persons)(16)	4,413,332	1.07%

*	Represents beneficial ownership of less than 1%.

(1)	Does not include shares underlying unvested RSUs.
(2)	Based on a Schedule 13G/A filed on January 21, 2016 by BlackRock, Inc. regarding its holdings of our Common Stock as of December 31, 2015. The Schedule 13G/A discloses that the reporting entity had sole voting power as to 27,082,965 shares and sole dispositive power as to all 31,484,663 shares.
(3)	Based on a Schedule 13G filed on February 10, 2016 by The Vanguard Group regarding its holdings of our Common Stock as of December 31, 2015. The Schedule 13G discloses that the reporting entity had sole voting power as to 794,528 of the shares, sole dispositive power as to 23,533,827 of the shares and shared dispositive power as to 841,111.

(4)	Includes 560,269 shares underlying vested RSUs that would convert following a termination of service and 45,315 shares subject to exercisable stock options.
(5)	Includes 430,763 shares underlying vested RSUs that would convert following a termination of service and 41,860 shares subject to exercisable stock options.
(6)	Includes 43,215 shares underlying RSUs that would vest and convert following a termination of service.
(7)	Includes 59,536 shares underlying vested RSUs that would convert following a termination of service.
(8)	Includes 54,304 shares underlying vested RSUs that would convert following a termination of service.
(9)	Includes 59,536 shares underlying vested RSUs that would convert following a termination of service.
(10)	Appointed as a Director on January 14, 2016, and on that date was awarded 863 RSUs that are scheduled to vest on the first anniversary of the date of grant, subject to the terms and conditions of the Company’s Directors’ Compensation Plan.
(11)	Includes 19,367 shares underlying vested RSUs that would convert following a termination of service.
(12)	Includes 36,288 shares underlying vested RSUs that would convert following a termination of service.
(13)	Includes 47,219 shares underlying vested RSUs that would convert following a termination of service.
(14)	Includes 7,461 shares underlying vested RSUs that would convert following a termination of service.
(15)	Includes 44,348 shares underlying vested RSUs that would convert following a termination of service.
(16)	Includes 1,411,518 shares underlying vested RSUs that would convert following a termination of service and 93,712 shares subject to exercisable stock options.

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

What are shareholders being asked to approve?

Pursuant to SEC rules, we must conduct an advisory, non-binding vote on the compensation of our named executive officers (“NEOs”) at least once every three years. At our 2011 annual meeting, our shareholders supported an annual frequency for this advisory, non-binding vote. As such, the Board has determined that the Company will hold this advisory, non-binding vote on the compensation of our NEOs each year.

Therefore, we are asking you to approve the compensation of our NEOs as disclosed in the “Compensation Discussion and Analysis” (beginning on page 17), the compensation tables (beginning on page 33), and any related material contained in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a shareholder, the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve, on an advisory, non-binding basis, the compensation of our NEOs, as disclosed in the “Compensation Discussion and Analysis,” the compensation tables and any related narrative contained in this Proxy Statement.”

What is the Board’s recommendation on voting on this proposal?

The Board unanimously recommends a vote “FOR” approval of the NEO compensation as disclosed pursuant to Item 402 of SEC Regulation S-K, including in the “Compensation Discussion and Analysis,” the compensation tables, and any related information contained in this Proxy Statement. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed.

In 2015, we delivered a 21% return on equity to our shareholders driven by profitable growth in loans and continued strength in managing credit across our Direct Banking products. While our Payment Services segment faced continued competitive pressure, the Discover network supported our card issuing business with increased merchant acceptance and participation in emerging mobile wallets such as Apple Pay. Our 2015 net income of $2,297 million was in line with our 2015 Plan target of $2,296 million, despite slower than planned card sales and loan growth and higher one-time expense pressures which were offset by favorable credit performance.

Our Compensation and Leadership Development Committee (“Compensation Committee”) considered these results and approved 2015 compensation decisions for our NEOs reflecting the Company’s performance in 2015 consistent with our emphasis on pay-for-performance. The NEOs also continued to receive a significant portion of their compensation in the form of deferred at-risk performance-based stock units (“PSUs”) (tied to Company performance and vesting over a three-year period). Additionally, our share ownership commitment and share retention requirements tie a portion of each of our NEO’s net worth to the Company’s stock price and provide a continuing incentive to achieve superior long-term stock price performance. Beginning with 2016 grants, NEOs must hold one hundred percent of net shares received upon settlement of stock awards for one year to promote continued shareholder alignment. For grants from 2013 to 2015, Company policy required NEOs to hold fifty percent of net shares. Our 2015 stock grants continued to include a “clawback” provision that allows the Company to reclaim PSUs and RSUs under certain circumstances. Paying a significant portion of NEOs’ incentive compensation in stock, the majority of which is performance-based stock, further aligns their interests with those of our shareholders. In 2015, corporate risk management continued its role in our incentive compensation design, review and decision-making process. At the end of 2015, in connection with making compensation decisions, the Compensation Committee reviewed reports from and met with the Company’s Chief Risk Officer and the members of the Risk Oversight and the Audit Committees of the Board of Directors to discuss both the annual incentive compensation risk assessment and to review outcomes of certain risk events and any impact on compensation decisions. NEOs performance was evaluated against risk goals before compensation was determined, creating a direct link between our incentive compensation and risk management. As a result, incentive compensation continues to be firmly tied to current and future Company performance and thereby shareholder interests, while ensuring that our compensation arrangements appropriately balance risk and reward.

Is the shareholder advisory vote to approve NEO compensation binding on the Company?

No. Under the SEC rules, your vote is advisory and will not be binding upon the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

How many votes are required to approve this proposal?

This advisory vote requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote thereon. You may “abstain” from voting on this proposal. Shares voting “abstain” on this proposal will be counted as present at the Annual Meeting for purposes of this proposal and your abstention will have the effect of a vote against this proposal.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has the sole authority and responsibility to appoint, compensate, retain, oversee, evaluate and, when appropriate, replace the independent public accounting firm. Each year the Audit Committee evaluates the qualifications and performance of the independent public accounting firm and considers, as appropriate, the rotation of the independent audit firm. Based on this evaluation, the Board of Directors and the Audit Committee recommend that you approve the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for the 2016 year. The Board of Directors and the Audit Committee believe the continued retention of Deloitte is in the best interest of the Company and its shareholders. Deloitte has served as the independent registered public accounting firm for the Company since 2007 and its former parent company, Morgan Stanley, prior to that time. Consistent with the regulations adopted pursuant to the Sarbanes-Oxley Act of 2002 and Audit Committee’s Charter, the lead audit partner having primary responsibility for the audit and the concurring audit partner are rotated every five years. In connection with this mandated rotation, the Audit Committee and its chair are directly involved in the selection of any new lead engagement partner. The current lead Deloitte partner was designated commencing with the 2012 audit. A representative of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

Our Board recommends a vote “FOR” the ratification of Deloitte’s appointment as our independent registered public accounting firm for the 2016 year. Proxies solicited by the Board will be voted “FOR” this ratification unless otherwise instructed.

Independent Registered Public Accounting Firm Fees

The Audit Committee approves the audit fees associated with the Company’s retention of Deloitte. The following table summarizes the aggregate fees (including related expenses) for professional services provided by Deloitte related to 2015 and 2014 (amounts in thousands).

	2015	2014
Audit Fees(1)	$5,182	$5,713
Audit-Related Fees(2)	1,479	1,496
Tax Fees(3)	—	3
All Other Fees(4)	360	4

Total	$7,021	$7,216

(1)	Audit Fees services include: (i) the audit of our consolidated financial statements included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) accounting consultation attendant to the audit; (iii) reviews of the interim condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q; (iv) consents and other services related to SEC and other regulatory filings; and (v) statutory or financial audits of subsidiaries.
(2)	Audit-Related Fees services include: (i) data verification and agreed-upon procedures related to asset securitizations; (ii) assessment and testing of internal controls and risk management processes beyond the level required as part of the audit pursuant to Statement on Standards for Attestation Engagements No. 16; (iii) agreed-upon procedures related to XBRL tagging of our consolidated financial statements included in our Annual Report on Form 10-K and our interim condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q; and (iv) other consultations on financial accounting and reporting matters not classified as audit.
(3)	Tax Fees includes fees for tax compliance services for a foreign subsidiary.
(4)	All Other Fees include fees for a review of cybersecurity and fees for Deloitte’s accounting research tool.

Policy Regarding Pre-Approval of Independent Registered Public Accounting Firm Services

In order to assure the continued independence of our independent registered public accounting firm, the Audit Committee has adopted a policy requiring pre-approval of audit and non-audit services performed by our independent registered public accounting firm. Under that policy, the Audit Committee pre-approves a list of audit, audit-related and permitted non-audit services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. In addition, the Audit Committee sets pre-approved fee levels for the pre-approved services. Any type of service that is not included on the list of pre-approved services or that exceeds pre-approved fee levels must be specifically pre-approved by the Audit Committee. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve any audit or permitted non-audit service to be performed by the independent registered public accounting firm, provided that such approvals are presented to the full Audit Committee at the next scheduled meeting and that estimated fees for such services are not in excess of certain limits. The Audit Committee reviews its pre-approval policy annually for purposes of assuring its continued appropriateness and compliance with applicable law and listing standards.

Audit Committee Report

The Audit Committee of the Discover Financial Services Board is comprised of four directors, each of whom is independent under New York Stock Exchange rules and applicable securities laws. The Board of Directors has determined that each member of the Audit Committee is financially literate as required under New York Stock Exchange rules and is an audit committee financial expert as defined by the SEC. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee charter is available in the “Investor Relations” section at www.discover.com/company.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee assists the Board with the oversight over the quality and integrity of the Company’s financial statements, compliance with legal and regulatory requirements and ethical standards adopted by the Company, as well as the system of internal controls. The Audit Committee is responsible for the appointment, compensation, oversight, evaluation and retention of the independent auditors with respect to the issuance of the report on the Company’s financial statements and internal controls over financial reporting. Additionally, the Audit Committee is involved in the selection of any new lead engagement partner of the independent auditor. It is within the Audit Committee’s authority to engage independent counsel and other advisors as necessary to carry out its duties.

In addition, the Audit Committee’s activities include:

•	Responsibility for establishing procedures for receipt, retention and treatment for complaints regarding accounting, internal controls and auditing matters from employees and others

•	Taking into account the Board’s allocation of risk among the various committees, receiving and reviewing risk reporting

•	Periodic meetings with the Risk Oversight Committee of the Board of Directors in a joint meeting

Management is responsible for the Company’s financial reporting process, including establishing and maintaining adequate internal controls over financial reporting and the preparation of financial statements. The Company’s independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles as well as a separate opinion on the effectiveness of the Company’s internal controls over financial reporting. The Company is responsible for providing appropriate funding for audit fees, compensation for advisors engaged by the Audit Committee and the ordinary administrative expenses of the Audit Committee. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditor and Deloitte.

Consistent with its charter responsibilities, the Audit Committee has reviewed and discussed with management and Deloitte the Company’s audited financial statements for the 2015 fiscal year. The Audit Committee has discussed with Deloitte the matters required to be discussed relating to the audit in accordance with applicable audit standards.

Deloitte has also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communication with the Audit Committee concerning independence. The Audit Committee discussed with Deloitte the firm’s independence and considered whether the provision of services to the Company by Deloitte and compensation received by Deloitte for such services is consistent with maintaining the firm’s independence.

Based upon the discussions and reviews described above, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the 2015 fiscal year be included in the Company’s Annual Report on Form 10-K. The Audit Committee also selected Deloitte as the Company’s independent registered public accounting firm for the 2016 fiscal year and is presenting the selection to the Company’s shareholders for ratification.

Submitted by the Audit Committee of the Board of Directors:

Cynthia A. Glassman (Chair)

Candace H. Duncan

Joseph F. Eazor

Lawrence A. Weinbach

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of reports filed with the SEC and written representations that no other reports were required under Section 16(a) of the Exchange Act, the Company believes that all required reports have been timely filed by its directors, officers and beneficial owners of more than 10% of its common stock.

Code of Ethics and Business Conduct

The Company maintains a Code of Ethics and Business Conduct applicable to all directors, officers and employees, including senior financial officers. The Code of Ethics and Business Conduct is available without charge through the “Investor Relations” portion of the Company’s website, www.discover.com/company, or by writing to the attention of: Investor Relations, Discover Financial Services, 2500 Lake Cook Road, Riverwoods, Illinois 60015. Any waivers of the provisions of this Code of Ethics and Business Conduct for directors or executive officers may be granted only in exceptional circumstances by the Board, or an authorized committee thereof, and will be promptly disclosed to the Company’s shareholders as may be required under SEC or NYSE rules.

Certain Transactions

Certain of our directors, officers and certain members of their immediate families have received extensions of credit from us in connection with mortgage loans, credit card transactions and lines of credit. The extensions of credit were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to us and did not involve more than normal risk of collectibility or present other unfavorable terms.

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, beneficial owners of 5% or more of our Common Stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with the Company’s written Related Person Transactions Policy as follows: (i) proposed related person transactions involving executive officers (and/or their immediate family members) other than our Chief Executive Officer or our General Counsel will be referred to our Chief Executive Officer and our General Counsel for approval or ratification, as applicable; (ii) proposed related person transactions involving our General Counsel (and/or the General Counsel’s immediate family members) will be referred to our Chief Executive Officer for approval; and (iii) proposed related person transactions involving 5% Company shareholders, directors, director nominees or our Chief Executive Officer (and/or their immediate family members) will be referred to the Nominating and Governance Committee for approval or, if the Nominating and Governance Committee determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the Board, by the vote of a majority of such disinterested members. Those reviewing proposed related person transactions shall be provided with full details of the proposed related person transaction. All determinations by our Chief Executive Officer and our General Counsel under the Related Person Transactions Policy shall be reported to the Nominating and Governance Committee at its next regularly scheduled meeting.

The determinations made under the Related Person Transactions Policy consider all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

•	the commercial reasonableness of the terms of the proposed transaction;

•	the benefit to the Company;

•	the availability and/or opportunity costs of alternate transactions;

•	the materiality and character of the related person’s direct or indirect interest;

•

whether the transaction would, or would be perceived to, present an improper conflict of interest for the related person, taking into account: (i) the business of the Company; (ii) the size of the transaction; (iii) the overall financial position of the related person; (iv) the direct or indirect nature of the related person’s interest in the transaction; (v) whether the transaction is of an ongoing nature; and (vi) any other relevant factors; and

•	if the related person is a director (or an immediate family member of a director), the impact on the director’s independence.

Other Business

Management does not know of any matters to be presented at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders. However, if other matters come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their judgment on such matters.

Shareholder Proposals for the 2017 Annual Meeting

Shareholders intending to present a proposal at the 2017 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Kathryn McNamara Corley, Secretary, 2500 Lake Cook Road, Riverwoods, Illinois 60015. We must receive the proposal no later than November 25, 2016.

Shareholders intending to present a proposal at the 2017 annual meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our By-Laws. The By-Laws require, among other things, that our Secretary receive written notice from the record shareholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2017 annual meeting no earlier than January 12, 2017 and no later than February 10, 2017. The notice must contain the information required by the By-Laws, a copy of which is available upon request to our Secretary.

This Proxy Statement is provided to you at the direction of the Board of Directors.

Kathryn McNamara Corley

Executive Vice President,

General Counsel and Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 11, 2016.

DISCOVER FINANCIAL SERVICES	INTERNET www.investorvote.com/dfs Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-800-652 VOTE (8683) Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼ FOLD AND DETACH HERE ▼

Discover Financial Services’ Board recommends a vote “for” each nominee listed below and “for” Proposals 2 and 3.

Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.01 Jeffrey S. Aronin	☐	☐	☐	1.07 Richard H. Lenny	☐	☐	☐		1.12 Lawrence A. Weinbach	☐	☐	☐

1.02 Mary K. Bush	☐	☐	☐	1.08 Thomas G. Maheras	☐	☐	☐	2	Advisory, non-binding vote to approve named executive officer compensation.	☐	☐	☐

1.03 Gregory C. Case	☐	☐	☐	1.09 Michael H. Moskow	☐	☐	☐	3	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

1.04 Candace H. Duncan	☐	☐	☐	1.10 David W. Nelms	☐	☐	☐

1.05 Joseph F. Eazor	☐	☐	☐

1.06 Cynthia A. Glassman	☐	☐	☐	1.11 Mark A. Thierer	☐	☐	☐

Mark Here for
Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

How to order a copy of the proxy materials and select a future delivery preference:

Paper Copies: Current and future paper delivery requests can be submitted via Internet, telephone or email options below.

Email Copies: Current and future paper delivery requests must be submitted via Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

Internet - Go to www.investorvote.com/dfs. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

Telephone - Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

Email - Send an email to investorvote@computershare.com with “Proxy Materials Discover Financial Services” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 1, 2016.

▼ FOLD AND DETACH HERE ▼

DISCOVER FINANCIAL SERVICES

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS, May 12, 2016

The undersigned hereby appoints Kathryn McNamara Corley and Jennifer Schott, and each of them, attorneys and proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Discover Financial Services that the undersigned is entitled in any capacity to vote if personally present at the Annual Meeting of Shareholders to be held on May 12, 2016 and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

PLEASE RETURN THIS PROXY CARD AFTER SIGNING AND DATING IT.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE,

IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF

DISCOVER FINANCIAL SERVICES’ BOARD OF DIRECTORS.

Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)

Discover Financial Services

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

to Be Held on May 12, 2016

The Proxy Statement, Annual Report and other proxy materials are available at: www.investorvote.com/dfs

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.

We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before May 1, 2016 to facilitate timely delivery.
DISCOVER FINANCIAL SERVICES
TO REQUEST PAPER COPIES OF PROXY MATERIALS:
(please reference your 11-digit control number when requesting materials)
By opting out to receive printed materials, your preference for future proxy mailings will be kept on our file.
	Telephone:	1-866-641-4276

	Email:	investorvote@computershare.com
(you must reference your 11-digit control number in your email)
	Internet:	www.investorvote.com/dfs

TO VOTE YOUR SHARES SEE INSTRUCTIONS ON REVERSE SIDE This is not a proxy card. You cannot use this notice to vote your shares.

Dear Discover Financial Services Shareholder:

The Annual Meeting of Shareholders of Discover Financial Services (the “Company”) will be held at the Company’s corporate headquarters located at 2500 Lake Cook Road, Riverwoods, Illinois 60015 on May 12, 2016, at 9:00 a.m. local time.

Proposals to be considered at the Annual Meeting:

(1)	Elect the members of the Board of Directors named as nominees in the Proxy Statement.

(2)	Advisory, non-binding vote to approve named executive officer compensation.

(3)	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

(4)	Transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Management recommends a vote “FOR” each nominee and Items 2 and 3.

The Board of Directors has fixed the close of business on March 14, 2016 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

CONTROL NUMBER i
YOU MUST REFERENCE YOUR 11-DIGIT CONTROL NUMBER WHEN YOU REQUEST A PAPER COPY OF THE PROXY MATERIALS OR TO VOTE YOUR PROXY ELECTRONICALLY.	g

Shareholders of record as of the Record Date are encouraged and cordially invited to attend the Annual Meeting. Directions to attend the Annual Meeting where you may vote in person can be found on our website, www.discover.com/company.

Meeting Location:

Discover Financial Services

2500 Lake Cook Road

Riverwoods, IL 60015

The following materials are available for you to review online:

•	the Company’s 2016 Proxy Statement (including all attachments thereto);

•	the Proxy Card;

•	the Company’s Annual Report for the year ended December 31, 2015 (which is not deemed to be part of the official proxy soliciting materials); and

•	any amendments to the foregoing materials that are required to be furnished to shareholders.

To request a paper copy of the Proxy Materials:

(you must reference your 11-digit control number located on the reverse side of this form)

Telephone:	1-866-641-4276
Email:	investorvote@computershare.com (you must reference your 11-digit control number in your email)
Internet:	www.investorvote.com/dfs

The Proxy Materials for Discover Financial Services are available to review at:

www.investorvote.com/dfs

Have this notice available when you request a PAPER copy of the Proxy Materials,

when you want to view your proxy materials online

OR WHEN YOU WANT TO VOTE YOUR PROXY ELECTRONICALLY.

HOW TO VOTE BY INTERNET

We encourage you to review the proxy materials online before voting.

Use the Internet to vote your shares. On the landing page of the above website in the box labeled

“To Vote Your Shares by Internet” click on “Vote Now” to access the electronic proxy card and vote your shares.

Have this notice in hand when you access the website.

You will need to reference the 11-digit control number located on the reverse side.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time on May 9, 2016.

DISCOVER FINANCIAL SERVICES	INTERNET www.investorvote.com/dfs-401k Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-800-652-VOTE (8683) Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼ FOLD AND DETACH HERE ▼

Discover Financial Services’ Board recommends a vote “for” each nominee listed below and “for” Proposals 2 and 3.

Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.01 Jeffrey S. Aronin	☐	☐	☐	1.07 Richard H. Lenny	☐	☐	☐		1.12 Lawrence A. Weinbach	☐	☐	☐

1.02 Mary K. Bush	☐	☐	☐	1.08 Thomas G. Maheras	☐	☐	☐	2	Advisory, non-binding vote to approve named executive officer compensation.	☐	☐	☐

1.03 Gregory C. Case	☐	☐	☐	1.09 Michael H. Moskow	☐	☐	☐	3	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

1.04 Candace H. Duncan	☐	☐	☐	1.10 David W. Nelms	☐	☐	☐

1.05 Joseph F. Eazor	☐	☐	☐

1.06 Cynthia A. Glassman	☐	☐	☐	1.11 Mark A. Thierer	☐	☐	☐

Mark Here for
Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

▼ FOLD AND DETACH HERE ▼

DISCOVER FINANCIAL SERVICES

THIS VOTING INSTRUCTION FORM IS BEING PROVIDED TO YOU ON BEHALF OF THE

BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON May 12, 2016

DISCOVER FINANCIAL SERVICES VOTING INSTRUCTION FORM FOR PARTICIPANTS IN THE

DISCOVER FINANCIAL SERVICES 401(k) PLAN

I hereby direct the Bank of New York Mellon (“Mellon”), as the trustee under the Discover Financial Services 401(k) Plan (the “401(k) Plan”), to vote, in person or by proxy, all of the shares of Discover Financial Services’ common stock in my account in the 401(k) Plan at the Annual Meeting of Shareholders to be held on May 12, 2016, and at any and all adjournments or postponements thereof, as indicated on the reverse, and, in its (or the proxies’) discretion, for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

I understand that, (A) if I sign, date, and return this card, Mellon will vote or grant proxies in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions, (B) Mellon will vote or grant proxies for all undirected (other than pursuant to clause (A)) and/or forfeited shares, as applicable, in the same respective proportion as the shares of all participants who have timely delivered properly executed voting instructions, and (C) Mellon will hold my voting instructions in confidence to the extent required by applicable law or regulations or the governing instrument.

Voting instructions must be received by 11:59 PM Eastern Time on May 9, 2016 for shares to be voted in accordance with your instructions.

Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)